Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

LIME ENERGY CO.

EIHC MERGERSUB, INC.

ENERPATH INTERNATIONAL HOLDING COMPANY

the STOCKHOLDERS named herein

and

JANINA GUTHRIE, as Stockholder Representative

dated as of

March 23, 2015

i

Exhibits

Exhibit A – Escrow Agreement

Exhibit B – Form of Non-Competition Agreement

Exhibit C – Form of Voting Agreement

Schedule 1 – Illustration of adjustment to Closing Merger Consideration in respect of the Estimated Closing Adjustment

Schedule 2 - Closing Tangible Net Worth Illustration

Schedule 3 – Net Assets Illustration

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March     , 2015, is entered into among LIME ENERGY CO., a Delaware corporation (“Parent”), EIHC MergerSub, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, ENERPATH INTERNATIONAL HOLDING COMPANY, a Delaware corporation (“Company”), each holder of Company Common Stock (as defined herein) (each a “Stockholder” and, collectively, the “Stockholders”) and Janina Guthrie, solely in her capacity as Stockholder Representative (“Stockholder Representative”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its Stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Stockholders in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, each of Stephen Guthrie and Janina Guthrie have executed and delivered to Parent a Voting Agreement;

WHEREAS, following the execution and delivery of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a unanimous written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, a portion of the cash otherwise payable by Parent to the Stockholders in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any written (or, if the Company has Knowledge thereof, unwritten) claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, the Non-Competition Agreements, the Voting Agreements and all other agreements, contracts, instruments, certificates or documents required to be delivered in connection with the transactions contemplated herein.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 9.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the City of New York are authorized or required by Law to be closed for business.

“California Long-Arm Statute” means Section 2115 of the California Corporations Code.

“Cap” has the meaning set forth in Section 9.04(a).

“Cash and Equivalents” means, as of any date, the aggregate amount of unrestricted cash and cash equivalents and marketable securities of the Company and its Subsidiaries as of such date determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.  For the avoidance of doubt, Cash and Equivalents will be calculated (i) net of issued but uncleared checks and drafts and (ii) including checks, other wire transfers and drafts deposited or available for deposit for the account of the Company or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.10(a).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Merger Consideration” means the Purchase Price, plus (a) the Estimated Closing Adjustment and (b) the aggregate cost of the Tail Policies set forth in Section 6.07(c) (up to $57,000 and only if such cost is either paid by the Company prior to Closing or included in Net Indebtedness), minus (v) the Indemnification Escrow

Amount, (w) the Purchase Price Adjustment Escrow Amount, (x) the Stockholder Representative Expense Amount, (y) the outstanding Net Indebtedness, and (z) the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date.

“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration, divided by (b) the Fully Diluted Share Number.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Tangible Net Worth” means: Net Assets excluding the intangible assets of the Company and its Subsidiaries, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, each as determined as of the open of business on the Closing Date.  An illustration of Closing Tangible Net Worth is shown in Schedule 2.

“Closing Tangible Net Worth Statement” has the meaning set forth in Section 2.17(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company and its Subsidiaries” means the Company and (i) EnerPath, Inc., a California corporation, formerly known as EnerNet, Inc., dba EnerPath, and (ii) EnerPath Services, Inc., a Michigan corporation, formerly known as D-Base Communications, Inc., dba Energy Controls & Concepts.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” means the disclosure letter delivered by the Company concurrently with the execution and delivery of this Agreement.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company or any of its Subsidiaries.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents, registered design rights, any other forms of registered Intellectual Property, and applications for any of the foregoing.

“Company Technology” means any and all Technology that is owned or held for use by the Company.

“Consideration Spreadsheet” has the meaning set forth in Section 2.18(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“D&O Indemnified Party” has the meaning set forth in Section 6.07(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 6.07(b).

“Tail Policies” has the meaning set forth in Section 6.07(c).

“DGCL” has the meaning set forth in the recitals.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Letters” means the disclosure letters delivered by the Company, the Stockholders (if any) and Parent (if any) concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Dollars or $”  means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company or any of its Subsidiaries as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the

Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Stockholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Escrow Funds” has the meaning set forth in Section 2.11(c).

“Estimated Closing Adjustment” has the meaning set forth in Section 2.17(a)(ii).

“Estimated Closing Tangible Net Worth” has the meaning set forth in Section 2.17(a)(i).

“Estimated Closing Tangible Net Worth Statement” has the meaning set forth in Section 2.17(a)(i).

“Exchange Agent” has the meaning set forth in Section 2.10(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“Financing Agreement” means that certain Financing Agreement dated on or about the date hereof and signed by and between Parent and Bison Capital Equity

Partners IV, L.P. (“Bison”) that sets forth certain terms on which Bison will provide financing for the transactions contemplated by this Agreement.

“FIRPTA Statement” has the meaning set forth in Section 7.10.

“Fully Diluted Share Number” means the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.08(a)).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, provided however, all utility companies and Subsidiaries and Affiliates thereof, including without limitation Consolidated Edison Company of New York, Inc., shall be excluded from the definition of “Governmental Authority.”

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantees” means those certain personal guarantees entered into by Stephen Guthrie, Janina Guthrie, Johnathan Baty and/or Therese’ D. Kyker prior to the date hereof that guarantee the performance by the Company or any of its Subsidiaries of the terms (the “Guaranteed Terms”) of any Contract and any banking accounts and/or credit card accounts (a) to which the Company or any of its Subsidiaries is a party and (b) with Guaranteed Terms in effect as of the Effective Time.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and greenhouse gases (including, without limitation, carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulphur hexafluoride).

“Indebtedness” means (without duplication as to the list set forth below) with respect to the Company and its Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company or any of its Subsidiaries on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); provided that “Indebtedness” shall not include any item that may be counted as an account payable or accrued expense that is set forth on the Estimated Closing Tangible Net Worth Statement or the Closing Tangible Net Worth Statement.

“Indemnification Escrow Amount” means an amount equal to ten percent (10%) of the Closing Merger Consideration.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.11(a).

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.17(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered by any business, private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) trade secrets, database rights, and all other proprietary rights in the Technology, and all confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) semiconductor chips and mask works; and (h) any rights to pursue, recover or retain damages, costs or attorneys’ fees for past, present and future infringement or misappropriation of the foregoing.

“ “Key Employee” means the following employees of the Company or its Subsidiaries: Stephen Guthrie and Steven Meyers.

“Key Employee Agreement” means an employment agreement or memorandum of employment executed by a Key Employee.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any director or officer of the Company or any of its Subsidiaries (which includes, for the avoidance of doubt Stephen Guthrie, Steven Meyers and Paul Smith), after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Consents” means, collectively, those consents, in a form acceptable to Parent, to the Merger executed by each landlord under the Company’s (or it’s Subsidiary’s) lease agreements for the following properties: (i) 678 Mass Ave, 5th and 7th Floors, Cambridge, MA, (ii) 123 Center Park Drive, Suite 205, Knoxville, TN, (iii) 300 East Main St., East Rochester, NY and (iv) 152 and 154 Airport Executive Park Nanuet, NY.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages (including, consequential (except as provided below), special, and direct damages), liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include reduction in net operating losses and business opportunities, or punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Holder” has the meaning set forth in Section 11.01(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, prospects, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03 and Section 6.06; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Maximum Premium” has the meaning set forth in Section 6.07(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Escrow Funds and the Post-Closing Adjustment (if any) that the Stockholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Net Assets” means  the assets less the liabilities of the Company and its Subsidiaries without duplication, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and liabilities, (c) receivables from or payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, and

(d) Net Indebtedness, and (e) any accrued Transaction Expenses, each determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.  An illustration of Net Assets in shown in Schedule 3.

“Net Indebtedness” means the Indebtedness outstanding as of the open of business on the Closing Date (without giving effect to the Merger or the other transactions contemplated hereby) less the Cash and Equivalents as of the open of business on the Closing Date (without giving effect to the Merger or the other transactions contemplated hereby).

“Non-Competition Agreements” means the non-competition, non-solicitation and confidentiality agreement executed by Stephen Guthrie and Steven Meyers in the form attached hereto as Exhibit B.

“O&R Contract” means that certain Agreement for Small Business Direct Install Program Between Consolidated Edison Company of New York, Inc. (on behalf of its affiliate, Orange & Rockland Utilities, Inc.) and EnerPath Services, Inc. (a wholly owned Subsidiary of Company, and formerly known as D-Base Communications, Inc., dba Energy Controls & Concepts), dated as of September 13, 2013, as amended.

“Open Source License” means license terms that: (a) license software or other material as “free software” or “open source software,” or (b) are, or are substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License.

“Option” means any option to purchase Company Common Stock granted under the Stock Option Plan and still outstanding as of immediately prior to the Effective Time.

“Optionholder” means the beneficial or record holder of an Option.

“Parent” has the meaning set forth in the preamble.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent concurrently with the execution and delivery of this Agreement.

“Parent Indemnitees” has the meaning set forth in Section 9.02.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.17(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company and each of its Subsidiaries for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pro Rata Share” means, with respect to any Stockholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective Time, by (b) the Fully Diluted Share Number.

“Purchase Price” means $11,000,000.

“Purchase Price Adjustment Escrow Amount” means $250,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.11(b).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company or any of its Subsidiaries, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Releasees” has the meaning set forth in Section 6.11.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 11.01(c).

“Required Consent” has the meaning set forth in Section 6.06(b).

“Requisite Company Vote” has the meaning set forth in Section 3.02(c).

“Resolution Period” has the meaning set forth in Section 2.17(c)(ii).

“Review Period” has the meaning set forth in Section 2.17(c)(i).

“Shares” has the meaning set forth in Section 2.08(a).

“Statement of Objections” has the meaning set forth in Section 2.17(c)(ii).

“Stock Option Plan” means the 2009 Stock Option/Stock Issuance Plan of the Company.

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Disclosure Letter” means the disclosure letter delivered by the Stockholders concurrently with the execution and delivery of this Agreement.

“Stockholder Indemnitees” has the meaning set forth in Section 9.02(d).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholder Representative Expense Amount” means $75,000.

“Stockholder Representative Expense Fund” has the meaning set forth in Section 2.11(c).

“Straddle Period” has the meaning set forth in Section 7.05.

“Subsidiary” or “Subsidiaries” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Subsidiary Securities” has the meaning set forth in Section 3.05(d).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, compositions, processes and techniques, data, designs, drawings, specifications, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“TNW Ceiling” has the meaning set forth in Section 2.17(a)(ii)(A).

“TNW Floor” has the meaning set forth in Section 2.17(a)(ii)(A).

Target Tangible Net Worth” has the meaning set forth in Section 2.17(a)(ii).

“Taxes” means all federal, state, local, foreign taxes, charges, fees, levies or other assessments, including, income, gross receipts, sales, use, production, capital gains, capital stock, ad valorem, alternative or add-on minimum, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, escheat, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs duty, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, legal, accounting, investment banker and other third party service provider fees, fees and expenses of obtaining third party approvals, consents and waivers, fees and expenses associated with obtaining the release and termination of Encumbrances on the Company’s or any of its Subsidiaries’ assets, broker’s fees, and severance, bonus or change of control payments, but excluding any unpaid costs of the Tail Policies referenced in Section 6.07(c).

“Undisclosed Guaranteed Material Contract” means any Material Contract (a) that is not disclosed in the Company Disclosure Letter and (b) that contains Guaranteed Terms.

“Undisputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“Voting Agreements” means the voting and support agreements in the form attached hereto as Exhibit C.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
THE MERGER

Section 2.01                      The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02                      Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on March 23, 2015, or at such other date as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03                      Closing Deliverables.

(a)                                 At or prior to the Closing, the Company shall deliver to Parent the following:

(i)                                     the Escrow Agreement duly executed by Stockholder Representative and the Escrow Agent;

(ii)                                  resignations of the directors and officers of the Company and each of its Subsidiaries pursuant to Section 6.05;

(iii)                               a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(iv)                              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (A) that attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, (B) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (C) the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v)                                 a good standing certificate (or its equivalent) of the Company and each of its Subsidiaries from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each is organized;

(vi)                              at least three Business Days prior to the Closing, the Closing Transaction Expenses Certificate;

(vii)                           at least three Business Days prior to the Closing, the Closing Indebtedness Certificate;

(viii)                        at least three Business Days prior to the Closing, the Estimated Closing Tangible Net Worth Statement contemplated in Section 2.17(a);

(ix)                              at least three Business Days prior to the Closing, the Consideration Spreadsheet contemplated in Section 2.18;

(x)                                 the FIRPTA Statement;

(xi)                              the Non-Competition Agreements executed by each of Stephen Guthrie and Steven Meyers;

(xii)                           a Key Employee Agreement in form and substance satisfactory to Parent executed by each Key Employee; and

(xiii)                        such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)                                 At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)                                     the Escrow Agreement duly executed by Parent;

(ii)                                  the Closing Merger Consideration in the form of the following payments:

(A)                               payment to the Exchange Agent by wire transfer of immediately available funds an amount equal to the aggregate Closing Merger Consideration payable pursuant to Section 2.08 in exchange for Shares;

(B)                               payment to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount, the Purchase Price Adjustment Escrow Amount and the Stockholder Representative Expense Amount as set forth in Section 2.11;

(C)                               payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate; and

(D)                               payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate;

(iii)                               a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;

(iv)                              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub approving the Merger and authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, (B) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (C) the names and signatures of the officers of

Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(v)                                 such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04                      Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05                      Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06                      Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 2.07                      Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.08                      Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)                                 Cancellation of Certain Company Common Stock. Shares of Company Common Stock (the “Shares”) that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)                                 Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 2.08(a)) shall be converted into the right to receive the Closing Per Share Merger Consideration, in cash, without interest, together with any amounts that may become payable in respect of such Share in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein.

(c)                                  Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.09                      Option Termination.  Prior to the Effective Time, all Optionholders elected to terminate their Options and therefore as of the Effective Time there shall be no outstanding and unexercised Options.

Section 2.10                      Surrender and Payment.

(a)                                 At the Effective Time, all Shares shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.08, each holder of a certificate formerly representing any Shares (each, a “Certificate”) and each holder of record of an Option (if any) shall cease to have any rights as a stockholder of the Company or a holder of Options.

(b)                                 Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c)                                  As promptly as practicable following the appointment of the Exchange Agent and in any event not later than five Business Days thereafter, the Exchange Agent shall mail to each holder of Company Common Stock instructions for effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(b). The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) five Business Days after receipt of a Certificate, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, pay to the holder of such Certificate a cash amount as provided in Section 2.08(b) with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Common Stock shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(b). If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.10.

(d)                                 [Intentionally Omitted]

(e)                                  Each Stockholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate from the Escrow Funds as provided in this Agreement and the Escrow Agreement and on account of the Post-Closing Adjustment, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Stockholders on the Merger Consideration.

(f)                                   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g)                                  Any portion of the Merger Consideration that remains unclaimed by the Stockholders six months after the Effective Time shall be returned to Parent, upon demand, and any such Stockholder who has not exchanged Certificates for the Merger Consideration in accordance with this Section 2.10 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration; provided, that any such portion of the Merger Consideration payable from the Escrow Funds shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of the Post-Closing Adjustment to which the Stockholders may become entitled shall become payable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Stockholders two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.11                      Escrow Funds. In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent:

(a)                                 the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Stockholders set forth in this Agreement and the obligations pursuant to Section 2.17(d) and Section 7.03 for a period of eighteen (18) months from the Closing Date after which time the Indemnification Escrow Fund shall be disbursed by Escrow Agent to the Stockholders in accordance with their Pro Rata Shares, subject, in all cases, to the terms of the Escrow Agreement; provided, that, subject to the terms of this Agreement, Parent’s rights under this Agreement shall not be limited to the Indemnification Escrow Fund;

(b)                                 the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”), to be held for the purpose of securing the obligations of the Stockholders in Section 2.17(d), and after the Post-Closing Adjustment has been resolved and paid, the balance, if any, of the Purchase Price Adjustment Escrow Amount shall be disbursed by Escrow Agent to the Stockholders in accordance with their Pro Rata Shares, subject, in all cases, to the terms of the Escrow Agreement; and

(c)                                  the Stockholder Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Stockholder Representative Expense Fund” and together, with the Indemnification Escrow Fund and the Purchase Price Adjustment Escrow Fund, the “Escrow Funds”), to be held for the purpose of funding any expenses of Stockholder Representative arising in connection with the administration of Stockholder Representative’s duties in this Agreement after the Effective Time, and the Stockholder Representative Expense Fund shall be fully disbursed on or before eighteen (18) months from the Closing Date by Escrow Agent to the Stockholders in accordance with their Pro Rata Shares, unless Stockholder Representative directs the Escrow Agent in writing to retain such funds for a longer period of time, subject, in all cases, to the terms of the Escrow Agreement.

Section 2.12                      No Further Ownership Rights in Company Common Stock. All Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.13                      Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.14                      Intentionally Omitted.

Section 2.15                      Withholding Rights.  Each of the Exchange Agent, Escrow Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Escrow Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Escrow Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.16                      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, an indemnification agreement pursuant to which such Person indemnifies Parent against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.17                      Tangible Net Worth Adjustment.

(a)                                 Closing Adjustment.

(i)                                     At least three Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of Closing Tangible Net Worth (the “Estimated Closing Tangible Net Worth”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Tangible Net Worth (the “Estimated Closing Tangible Net Worth Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Tangible Net Worth Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Tangible Net Worth Statement was being prepared and audited as of a fiscal year end.

(ii)                                  The “Estimated Closing Adjustment” shall be an amount (which may be positive or negative) equal to:

(A)                               If Estimated Closing Tangible Net Worth is greater than or equal to $4,400,000 (the “TNW Floor”) and less than or equal to $4,900,000 (the “TNW Ceiling”), then zero;

(B)                               If Estimated Closing Tangible Net Worth is less than the TNW Floor, then the Estimated Closing Tangible Net Worth minus the TNW Floor; or

(C)                               If Estimated Closing Tangible Net Worth is greater than the TNW Ceiling, then the Estimated Closing Tangible Net Worth minus the TNW Ceiling

(iii)                               The Closing Merger Consideration shall be increased or decreased dollar for dollar in respect of the Estimated Closing Adjustment, as illustrated on the calculation shown on Schedule 1 attached hereto.

(b)                                 Post-Closing Adjustment.

(i)                                     Within 90 days after the Closing Date, Parent shall prepare and deliver to Stockholder Representative a statement setting forth its calculation of Closing Tangible Net Worth, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Tangible Net Worth (the “Closing Tangible Net Worth Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Tangible Net Worth Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Tangible Net Worth Statement was being prepared and audited as of a fiscal year end.

(ii)                                  The “Post-Closing Adjustment” shall be an amount (which may be positive or negative) equal to the Estimated Closing Adjustment multiplied by negative one (-1); plus:

(A)                               if the Closing Tangible Net Worth is greater than or equal to TNW Floor and less than or equal to the TNW Ceiling, then zero;

(B)                               If the Closing Tangible Net Worth is less than the TNW Floor, then the Closing Tangible Net Worth minus the TNW Floor; or

(C)                               If the Closing Tangible Net Worth is greater than the TNW Ceiling, then the Closing Tangible Net Worth minus the TNW Ceiling.

(iii)                               The Merger Consideration shall be increased or decreased dollar for dollar in respect of the Post-Closing Adjustment.

(c)                                  Examination and Review.

(i)                                     Examination. After receipt of the Closing Tangible Net Worth Statement, Stockholder Representative shall have 30 days (the “Review Period”) to review the Closing Tangible Net Worth Statement. During the Review Period, Stockholder Representative and its accountants shall have full access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Tangible Net Worth Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Tangible Net Worth Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Closing Tangible Net Worth Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Corporation.

(ii)                                  Objection. On or prior to the last day of the Review Period, Stockholder Representative may object to the Closing Tangible Net Worth Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Tangible Net Worth Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Tangible Net Worth Statement shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of

Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Tangible Net Worth Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.

(iii)                               Resolution of Disputes. If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of McGladrey LLP or, if McGladrey LLP is unable to serve, Parent and Stockholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Tangible Net Worth Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Tangible Net Worth Statement and the Statement of Objections, respectively.

(iv)                              Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Stockholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available.

(v)                                 Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and, absent manifest error, their resolution of the Disputed Amounts and their adjustments to the Closing Tangible Net Worth Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)                                 Payment of Post-Closing Adjustment.

(i)                                     If the Post-Closing Adjustment is a negative number, Stockholder Representative and Parent shall, within two Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (A) to Parent, the Post-Closing Adjustment, and (B) to the Exchange Agent, for

distribution to the Stockholders in accordance with their Pro Rata Shares, such Stockholders’ aggregate Pro Rata Share of any amounts remaining in the Purchase Price Adjustment Escrow Fund. If the Post-Closing Adjustment is greater than the amount held in the Purchase Price Adjustment Escrow Fund, then Stockholder Representative and Parent shall jointly instruct the Escrow Agent to, first, disburse from the Stockholder Representative Expense Fund by wire transfer of immediately available funds to Parent the amount by which the Post-Closing Adjustment exceeds the amount in the Purchase Price Adjustment Escrow Fund (up to the amount in the Stockholder Representative Expense Fund) and, second, disburse from the Indemnification Escrow Fund by wire transfer of immediately available funds to Parent the amount by which the Post-Closing Adjustment exceeds the sum of the amounts in the Purchase Price Adjustment Escrow Fund and the Stockholder Representative Expense Fund (up to the amount in the Indemnification Escrow Fund).

(ii)                                  If the Post-Closing Adjustment is a positive number, Parent shall, within two Business Days after the final determination of the Post-Closing Adjustment, (A) deposit with the Exchange Agent, for distribution to the Stockholders in accordance with their Pro Rata Shares, such Stockholders’ aggregate Pro Rata Share of the Post-Closing Adjustment, and (B) Stockholder Representative and Parent shall jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to the Exchange Agent, for distribution to the Stockholders in accordance with their Pro Rata Shares, such Stockholders’ aggregate Pro Rata Share of the Purchase Price Adjustment Escrow Fund.

(iii)                               The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest from time to time announced publicly by Bank of America as its prime rate, plus 3%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(e)                                  Adjustments for Tax Purposes. Any payments made pursuant to Section 2.17 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.18                      Consideration Spreadsheet.

(a)                                 At least three Business Days before the Closing and concurrently with the delivery of the Estimated Closing Tangible Net Worth Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i)                                     the names and addresses of all Stockholders and the number of shares of Company Common Stock held by such Persons;

(ii)                                  detailed calculations of the Closing Merger Consideration, Fully Diluted Share Number and Closing Per Share Merger Consideration;

(iii)                               each Stockholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Closing Merger Consideration; and

(iv)                              each Stockholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the amount to be contributed to the Escrow Funds.

(b)                                 The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Letter, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01                      Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Company Disclosure Letter sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.  The Company has provided to Parent true, correct and complete copies of the certificate of incorporation and by-laws of the Company, each as in effect on the date hereof.

Section 3.02                      Authority; Board Approval.

(a)                                 The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholders representing a majority of the outstanding Shares (“Requisite Company Vote”). The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Documents to which it is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote.  The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other Laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a legal proceeding in equity or at Law). When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other Laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a legal proceeding in equity or at Law).

(b)                                 The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders at a special meeting of the Stockholders or through written consent in accordance with Sections 2.07 and 2.09 of the by-laws of the Company.  The Company has delivered to Parent true and correct copies of all resolutions or actions by written consent of the Company Board relating to this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

Section 3.03                      No Conflicts; Consents.

(a)                                 The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”) or those of any of its Subsidiaries; (ii) conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to the Company or any of its Subsidiaries; (iii) except as set forth in Section 3.03(a) of the Company Disclosure Letter, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract (or group of like Contracts which, when considered in the aggregate, are material to the Company or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company or any of its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any of its Subsidiaries.

(b)                                 Except as set forth in Section 3.03(b) of the Company Disclosure Letter, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 3.04                      Capitalization.

(a)                                 The authorized capital stock of the Company consists of 300,000 Shares, of which 273,985 Shares are issued and outstanding as of the close of business on the date of this Agreement.  Other than the Company Common Stock, the Company has no other classes or series of capital stock authorized, issued or outstanding.

(b)                                 Section 3.04(b) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person, and (ii) a list of all holders of outstanding

Options, including the number of Shares subject to each such Option, the grant date, exercise price and vesting schedule for such Option, the extent to which such Option is vested and exercisable and the date on which such Option expires. Each Option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or compensation committee actually awarded the Option. To Company’s Knowledge, each Option qualifies for the tax and accounting treatment afforded to such Option in the Company’s tax returns and the Company’s financial statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(c)                                  Except for Options to purchase 11,263 shares of Company Common Stock which had been granted to employees, consultants or directors pursuant to the Stock Option Plan (which will be cancelled prior to the Effective Time), but as of the date hereof have been canceled, and a reservation of an additional 14,752 shares of Company Common Stock for direct issuances or purchase upon exercise of Options to be granted in the future, under the Stock Option Plan, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right and (iii) there are no Shares of Company capital stock held in treasury. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(d)                                 All issued and outstanding shares of Company Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock and Options were issued in compliance with applicable Law.

(e)                                  No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f)                                   All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(g)                                  There are no voting trusts, shareholder agreements, proxies or other restrictions that restrict, limit or govern the voting, sale or other disposition of any shares of Company Common Stock.  No Person has any right of first offer or right of first refusal in connection with any future offer, sale or issuance of capital stock of the Company.  The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the Stockholders on any matter.

Section 3.05                      Subsidiaries.

(a)                                 Section 3.05(a) of the Company Disclosure Letter sets forth the names of each Subsidiary of the Company and shows for each such Subsidiary:  (i) its jurisdiction of organization; (ii) the authorized and outstanding capital stock or other equity securities of each such Subsidiary; and (iii) the identity of and number of shares of such capital stock or other equity securities owned of record by each holder thereof.  Except as set forth on Section 3.05(a) of the Company Disclosure Letter, (x) the Company has no Subsidiaries and (y) the Company does not own any capital stock or other equity securities of any other Person.

(b)                                 Each Subsidiary of the Company is duly organized, validly existing and in good standing in its jurisdiction of organization, with all requisite corporate or other similar power to own, lease and operate its property and to carry on its business as now being conducted.

(c)                                  Each such Subsidiary is duly qualified and/or licensed to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)                                 All of the issued and outstanding shares of capital stock or other equity securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights with respect thereto and free and clear of any Encumbrances.  Except as described on Section 3.05(d) of the Company Disclosure Letter, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Subsidiary of the Company is authorized or outstanding, (ii) there is no commitment by any Subsidiary of the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of any Subsidiary of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right and (iii) there are no shares of capital stock or other equity securities of any Subsidiary of the Company (collectively, “Subsidiary Securities”) held in treasury. There are no declared or accrued unpaid dividends with respect to any Subsidiary Securities.  There are no Contracts relating to the grant, issuance, repurchase, redemption or other acquisition by any Subsidiary of the Company of any Subsidiary Securities.  There are no voting trusts, shareholder agreements, proxies or other restrictions that restrict, limit or govern the voting, sale or other disposition of any Subsidiary Securities.  No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of any Subsidiary Securities.  No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of any Subsidiary Securities on any matter.  All Subsidiary Securities were issued in compliance with applicable Law.

(e)                                  No outstanding Subsidiary Securities are subject to vesting or forfeiture rights or repurchase by any Subsidiary of the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Subsidiary of the Company or any Subsidiary Securities.

(f)                                   All distributions, dividends, repurchases and redemptions of the Subsidiary Securities were undertaken in compliance with the organizational documents of the applicable Subsidiary of the Company then in effect, any agreement to which the applicable Subsidiary of the Company then was a party and in compliance with applicable Law.

(g)                                  None of the Company and its Subsidiaries is obligated to make any investment in or capital contribution to any Person.

(h)                                 The Company has provided to Parent true, correct and complete copies of the certificate of incorporation, by-laws or other applicable organizational documents of each Subsidiary of the Company, each as in effect on the date hereof.

Section 3.06                      Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2012, 2013 and 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements” and sometimes hereinafter referred to as , the “Financial Statements”) have been provided by Company to Parent. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The balance sheet of the Company as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date. The Company and its Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP.  The Company and its Subsidiaries have established and maintain a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of the Company’s and its Subsidiaries’ management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Financial Statements.

Section 3.07                      Undisclosed Liabilities. Except as set forth in Section 3.07 in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) those which would not be reflected or reserved against the Balance Sheet as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

Section 3.08                      Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.08 of the Company Disclosure Letter, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or its Subsidiaries, any:

(a)                                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 amendment of the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries;

(c)                                  split, combination or reclassification of any shares of capital stock;

(d)                                 issuance, sale or other disposition of any capital stock (other than in connection with the termination  of Options outstanding prior to the date of this Agreement), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)                                  declaration or payment of any dividends or distributions on or in respect of any capital stock or redemption, purchase or acquisition of capital stock;

(f)                                   material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)                                  material change in the Company’s or any of its Subsidiaries’ cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)                                 entry into any Contract that would constitute a Material Contract;

(i)                                     incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)                                    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)                                 transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)                                     material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)                             any capital investment in, or any loan to, any other Person;

(n)                                 acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract), or group of like Contracts which, when considered in the aggregate, are material to the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party or by which it is bound;

(o)                                 any capital expenditures in excess of $50,000 individually, or $100,000 in the aggregate;

(p)                                 imposition of any Encumbrance upon any of the properties, capital stock or assets, tangible or intangible of the Company or any of its Subsidiaries;

(q)                                 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant except as may be required by Section 2.09;

(r)                                    hiring or promoting any person except to fill a vacancy in the ordinary course of business;

(s)                                   adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)                                    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u)                                 entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)                                 except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)                               purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)                                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)                                 action by the Company or any of its Subsidiaries to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(z)                                  any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09                      Material Contracts.

(a)                                 Section 3.09(a) of the Company Disclosure Letter lists each of the following Contracts of the Company or any of its Subsidiaries (such Contracts (including such Contracts that should, pursuant to the terms hereof, be listed on Section 3.09(a) of the Company Disclosure Letter), together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Company Disclosure Letter and all Company IP Agreements set forth in Section 3.12(b) of the Company Disclosure Letter, being “Material Contracts”):

(i)                                     each Contract involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 60 days’ notice;

(ii)                                  all Contracts that require the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)                               all Contracts that provide for the indemnification by the Company or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)                              all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)                                 all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts involving aggregate consideration in excess of $50,000 to which the Company or any of its Subsidiaries is a party;

(vi)                              all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) that are not cancellable without material penalty or without more than 60 days’ notice;

(vii)                           except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company or any of its Subsidiaries;

(viii)                        all Contracts with any Governmental Authority (“Government Contracts”);

(ix)                              all Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)                                 all Contracts that provide for any joint venture, strategic alliance, partnership or similar arrangement by the Company or any of its Subsidiaries;

(xi)                              all collective bargaining agreements or Contracts with any Union;

(xii)                           all Contracts under which the Company or any of its Subsidiaries would incur any change-in-control payment or similar compensation obligations to any of its employees as a result of the execution and delivery of this Agreement or the Ancillary Documents or the consummation of the Merger and the other transactions contemplated hereby or thereby;

(xiii)                        all Contracts that provide for “most favored nations” terms or establishes exclusive sale or purchase obligations with respect to any product or service anywhere in the world;

(xiv)                       all Contracts evidencing or relating to Indebtedness, in each case in an amount in excess of $50,000;

(xv)                          all Contracts under which the Company or any of its Subsidiaries has advanced or loaned an amount to any Person, other than trade credit in the ordinary course of business consistent with past practice;

(xvi)                       any shareholder agreement, stock option, stock purchase or stock appreciation plan;

(xvii)                    all Contracts for capital expenditures involving payments of more than $50,000 individually or in the aggregate, in each case under which there are material outstanding obligations;

(xviii)                 all Contracts involving any resolution or settlement of any actual or threatened Action (A) with a value of greater than $50,000 entered into in the past three years or (B) which imposes material continuing obligations on the Company or any of its Subsidiaries;

(xix)                       all Contracts under which the Company or any of its Subsidiaries has continuing “earnout” or other material contingent payment obligations to any Person or any Contract under which the Company or any of its Subsidiaries would reasonably be expected to be obligated to make a material indemnification payment to any third party;

(xx)                          all Contracts that provide by their express terms for the payment of rebates, concessions, volume discounts or reimbursement by the Company or a Subsidiary that would reasonably be expected to exceed $50,000 in any 12 month period, during the term of the Contract;

(xxi)                       all approved forms of customer Contracts for each utility client of the Company or any of its Subsidiaries; and

(xxii)                    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)                                 Each Material Contract is valid and binding in accordance with its material terms and is in full force and effect. None of the Company or its Subsidiaries or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract (or group of like Contracts which, when considered in the aggregate, are material to the Company or any of its Subsidiaries). Except as otherwise provided in Section 3.09(b) of the Company Disclosure Letter, to Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract (or group of like Contracts which, when considered in the aggregate, are material to the Company or any of its Subsidiaries) or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10                      Title to Assets; Real Property.

(a)                                 The Company and its Subsidiaries, as applicable, have good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, or as shown in the Disclosure Letter at Section 3.10, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                                     liens for Taxes not yet due and payable;

(ii)                                  mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)                               easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole; or

(iv)                              other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)                                 Section 3.10(b) of the Company Disclosure Letter lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company or any of its Subsidiaries, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. Neither the

Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or any of its Subsidiaries. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c)                                  Neither the Company nor any of its Subsidiaries own, or have ever owned, any interest in any real property (or any buildings, structures and facilities located thereon) in fee (or the equivalent in any other jurisdiction).

Section 3.11                      Condition And Sufficiency of Assets. Except as set forth on Section 3.11 of the Company Disclosure Letter, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and its Subsidiaries are structurally sound, are in operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, are sufficient for the continued conduct of the Company’s and its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

Section 3.12                      Intellectual Property.

(a)                                 Section 3.12(a) of the Company Disclosure Letter lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s and its Subsidiaries’ business or operations. For each of the Company IP Registrations, Section 3.12(a) of the Company Disclosure Letter includes the following information: (i) for each patent and patent application, the title, if any, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; and (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction.  The Company has taken all necessary action and made all necessary filings to ensure that no such registration or application will be abandoned. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)                                 Section 3.12(b) of the Company Disclosure Letter lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any of its Subsidiaries nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement. Except as disclosed in Section 3.12(b) of the Company Disclosure Letter, the Company does not owe any royalties or other payments to any other Person for the use of any Intellectual Property or Technology.

(c)                                  Except as set forth in Section 3.12(c) of the Company Disclosure Letter, the Company or one of its Subsidiaries is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property and Company Technology, and has the valid right to use all other Intellectual Property and Technology used in or necessary for the conduct of the Company’s and its Subsidiaries’ current business or operations, including for the performance of client Contracts, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company or any of its Subsidiaries, and with every current and former independent contractor of the Company or any of its Subsidiaries, whereby such employees and independent contractors (i) assign to the Company or its Subsidiaries any ownership interest and right they may have in the Company Intellectual Property and Company Technology; and (ii) acknowledge the Company’s and its Subsidiaries’ exclusive ownership of all Company Intellectual Property and Company Technology. The Company has provided Parent with true and complete copies of the sample form of such agreement and each such agreement is substantially identical to such sample form.

(d)                                 The consummation of the transactions contemplated hereunder will not (i) to Company’s Knowledge, result in the loss or impairment of or payment of any additional amounts with respect to, nor (ii) require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s or its Subsidiaries’ business or operations as currently conducted. As of the date hereof and as of immediately after the Closing, the Company or its Subsidiaries own or have, and will own or will have, respectively, adequate rights to use all Technology and all Intellectual Property used in or necessary to conduct the Company’s and its Subsidiaries’ business or operations as currently conducted.

(e)                                  The Company’s and its Subsidiaries’ rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company and its Subsidiaries have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of the Company’s and its Subsidiaries’ confidential information and all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)                                   The conduct of the Company’s and its Subsidiaries’ business as currently and formerly conducted, and the products, processes and services of the Company and its Subsidiaries, have not interfered with, infringed, misappropriated, diluted or otherwise violated, and do not and will not interfere with, infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. Neither the Company and its Subsidiaries, nor any Predecessor, engaged in false advertising or unfair competition. To Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)                                  There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Company’s Knowledge, threatened (including in the form of offers to obtain a license or request or demand to refrain from using any Intellectual Property of any other Person in connection with the conduct of the Company’s or its Subsidiaries’ business as currently or formerly conducted or the use of Company Technology): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person or false advertising or unfair competition by the Company or any of its Subsidiaries; (ii) challenging the legality, validity, enforceability, registrability, use or ownership of any Company Intellectual Property or the Company’s or any of its Subsidiaries’ rights with respect to any Company Intellectual Property or Company Technology; or (iii) by the Company or any of its Subsidiaries or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries are subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property or Company Technology.

(h)                                 Except as set forth in Section 3.12(c) of the Company Disclosure Letter, no source code for any Company Intellectual Property or any product or service of the Company or its Subsidiaries contains or is integrated with any software that is subject to an Open Source License. In any event, none of the Company Intellectual Property or any product or service of the Company is subject to any Open Source License that would: (i) require the divulgement to any Person of any source code or trade secret that is part of the Company Intellectual Property, (ii) grant a license to any Company Intellectual Property for the purpose of creating derivative works, or (iii) grant a license to any Person to redistribute any Company Intellectual Property at no charge.

(i)                                     Except as set forth in Section 3.12(c) of the Company Disclosure Letter, no source code for any Company Intellectual Property or any product of the Company or its subsidiaries has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the Closing Date, an employee of Company or its Subsidiaries, and Company is not under any obligation (conditional or otherwise) to do so.

Section 3.13                      Inventory. Except as set forth in Section 3.13 of the Company Disclosure Letter, all inventory of the Company and its Subsidiaries, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company or its Subsidiaries free and clear of all Encumbrances, and no inventory is held on a consignment basis. To Company’s Knowledge, the quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidaries.

Section 3.14                      Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) to Company’s Knowledge constitute only valid, undisputed claims of the Company or its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are, except as set forth on Section 3.14 of the Company Disclosure Letter, collectible (net of reserves for bad debts set forth on the Balance Sheet or the Company’s accounting records and, in each case, reflected on the Estimated Closing Tangible Net Worth Statement) in full within (i) 60 days of being due, with respect to accounts receivable that are to be paid under an “installment” payment plan, or (ii) 120 days after billing, with respect to all other accounts receivable. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15                      Customers and Suppliers.

(a)                                 Section 3.15(a) of the Company Disclosure Letter sets forth (i) each customer who has paid aggregate consideration to the Company or any of its Subsidiaries for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither the Company nor any of its Subsidiaries has received any notice, or to Company’s Knowledge has reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries.

(b)                                 Section 3.15(b) of the Company Disclosure Letter sets forth (i) each supplier to whom the Company or any of its Subsidiaries has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as otherwise provided in Section 3.15(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice, or to Company’s Knowledge has reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or any of its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries.

Section 3.16                      Insurance.

(a)                                 Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company or any of its Subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement (except in the event that Parent causes, after the Effective Time, such Insurance Policies to no longer be in full force and effect). Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are, to Company’s Knowledge, financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company or any of its Subsidiaries pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies (i) are, to Company’s Knowledge, of the type and in the amounts customarily carried by Persons conducting a business similar to the Company or its Subsidiaries and (ii) are sufficient for material compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.

(b)                                 Section 3.16(b) of the Company Disclosure Letter sets forth the claims history since January 1, 2012 under each Insurance Policy.

Section 3.17                      Legal Proceedings; Governmental Orders.

(a)                                 Except as set forth on Section 3.17 of the Company Disclosure Letter, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company or any of its Subsidiaries affecting any of their properties or assets; or (b) against or by the Company or any of its Subsidiaries that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)                                 There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Subsidiaries or any of their properties or assets.

(c)                                  There is no Action against any current or, to the Company’s Knowledge, former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has, or is reasonably likely to have, an indemnification obligation.

Section 3.18                      Compliance With Laws; Permits.   Except as set forth on Section 3.18 of the Company Disclosure Letter,

(a)                                 Each of the Company and its Subsidiaries has complied, and is now complying, with all material Laws applicable to it or its business, properties or assets.

(b)                                 All material Permits required for each of the Company and its Subsidiaries to conduct its business have been obtained by it and are valid and in full force and effect.

All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Company Disclosure Letter lists all current material Permits issued to the Company or any of its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. To Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Company Disclosure Letter.

(c)                                  To Company’s Knowledge, neither the Company nor any of its Subsidiaries have been the target of an investigation, fined, enjoined or reprimanded by any Public Utility Commission, Public Service Commission, Corporation Commission, Municipal Board, Cooperative Board or other similar state or municipal entity with energy regulatory authority.

(d)                                 [Reserved.]

(e)                                  To Company’s Knowledge, neither the Company nor any of its Subsidiaries have been the target of an investigation, fined, enjoined or reprimanded by any Consumer Advocate, Ratepayer Advocate, Consumer Protection Agency, Attorney General or other similar entity with state or federal consumer protection authority.

(f)                                   The Company or its Subsidiaries has all licenses and any other Permits or permissions necessary to perform any client Contracts issued by a Public Utility Commission, Public Service Commission, Corporation Commission, Municipal Board, Cooperative Board or other similar state or municipal entity with energy regulatory authority.

Section 3.19                      Environmental Matters.  Subject to Section 3.19(b) of the Company Disclosure Letter,

(a)                                 Each of the Company and its Subsidiaries is currently and has been in material compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)                                 Each of the Company and its Subsidiaries has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Company Disclosure Letter), if any, necessary for the ownership, lease, operation or use of the business or assets of the Company and its Subsidiaries and all such Environmental Permits are in full force and effect and will be maintained in full force and effect by the Company and its Subsidiaries through the Closing Date, in accordance with Environmental Law, and neither the Company nor any of its Subsidiaries is aware of any condition, event or circumstance that might prevent or impede, after the

Closing Date, the ownership, lease, operation or use of the business or assets of the Company or any of its Subsidiaries as currently carried out.

(c)                                  No real property currently, or, to the Company’s Knowledge, formerly, owned, operated or leased by the Company, any of its Subsidiaries or any predecessors thereof (if any) is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)                                 There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any of its Subsidiaries or any real property currently, or, to the Company’s Knowledge, formerly, owned, operated or leased by the Company, any of its Subsidiaries or any predecessors thereof (if any), and neither the Company nor any of its Subsidiaries has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company, any of its Subsidiaries or any predecessors thereof (if any) (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company or any of its Subsidiaries.

(e)                                  Section 3.19(e) of the Company Disclosure Letter contains a complete and accurate list of all, if any, active or abandoned aboveground or underground storage tanks owned or operated by the Company or any of its Subsidiaries.

(f)                                   Section 3.19(f) of the Company Disclosure Letter contains a complete and accurate list of all independent contractors engaged by Company or any of its Subsidiaries, who are responsible for, off-site Hazardous Materials treatment, storage, or disposal and the facilities or locations to which such Hazardous Materials are treated, stored or disposed used by the Company or any of its Subsidiaries and any predecessors of any of them as to which the Company or any of its Subsidiaries may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company nor any of its Subsidiaries has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, any of its Subsidiaries or any predecessors thereof.

(g)                                  Neither the Company nor any of its Subsidiaries has retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)                                 The Company has provided or otherwise made available to Parent and listed in Section 3.19(h) of the Company Disclosure Letter: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company and each of its Subsidiaries or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or any of its Subsidiaries related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents which are in the possession or control of the Company or any of its Subsidiaries concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)                                     Neither the Company nor any of its Subsidiaries is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or any of its Subsidiaries as currently carried out.

(j)                                    Except as set forth in Section 3.19(i) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(i) of the Company Disclosure Letter) and has not entered into any Contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither the Company nor any of its Subsidiaries is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Parent of any Environmental Attributes after the Closing Date.

Section 3.20                      Employee Benefit Matters. Except as set forth in Section 3.20 in the Company Disclosure Letter,

(a)                                 Section 3.20(a) of the Company Disclosure Letter contains a true and complete list for the pay period ending on February 20, 2015, of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any of its Subsidiaries or any spouse or dependent of such individual, or under which the

Company or any of its Subsidiaries or any ERISA Affiliate has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Company Disclosure Letter, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Company Disclosure Letter each Benefit Plan that contains a change in control provision.

(b)                                 With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following for the calendar years 2013 and 2014: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any material oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)                                  Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To Company’s Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the

Company or any of its Subsidiaries or any ERISA Affiliate or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and in all material respects with all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)                                 Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)                                  With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any of its Subsidiaries or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code.

(f)                                   Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company, any of the Company’s Subsidiaries or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Neither the Company nor any of its Subsidiaries has any commitment or obligation or has made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)                                  Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)                                 There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the two years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)                                     There has been no amendment to, announcement by the Company or any of its Subsidiaries or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Subsidiaries nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)                                    Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)                                 Each individual who is classified by the Company or any of its Subsidiaries as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)                                     Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21                      Employment Matters.

(a)                                 Section 3.21(a) of the Company Disclosure Letter contains a list of all persons who are employees, independent contractors or consultants of the Company or any of its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; and (vii) hiring entity. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company or any of its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Tangible Net Worth Statement) and there are no outstanding agreements, understandings or commitments of the Company or any of its Subsidiaries with respect to any compensation, commissions or bonuses.

(b)                                 Neither the Company nor any of its Subsidiaries has been for the past three years, a party to, bound by, or negotiated any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor to Company’s Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its Subsidiaries or any of their employees. Neither the Company nor any of its Subsidiaries has any duty to bargain with any Union.

(c)                                  Except as set forth Section 3.21(c) in of the Company Disclosure Letter, the Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or any of its Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company or any of its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)                                 The Company and each of its Subsidiaries has complied in all material respects with the WARN Act, and they have no plans to undertake any action in the future that would trigger the WARN Act.

(e)                                  With respect to each Government Contract, the Company and each of its Subsidiaries is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company and each of its Subsidiaries maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Neither the Company nor any of its Subsidiaries is or has been for the past three years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Neither the Company nor any of its Subsidiaries has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22                      Taxes.

(a)                                 All Tax Returns required to be filed on or before the Closing Date by the Company or any of its Subsidiaries have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)                                 The Company and each of its Subsidiaries has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                                  The Company and each of its Subsidiaries have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(d)                                 No written claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e)                                  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries.

(f)                                   The amount of the Company’s and each of its Subsidiaries’ Liability for unpaid Taxes for all periods ending on or before December 31, 2014 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s and each of its Subsidiaries’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g)                                  Section 3.22(g) of the Company Disclosure Letter sets forth:

(i)                                     the taxable years of the Company and each of its Subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)                                  those years for which examinations by the taxing authorities have been completed; and

(iii)                               those taxable years for which examinations by taxing authorities are presently being conducted.

(h)                                 All deficiencies asserted, or assessments made, against the Company or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid.

(i)                                     Neither the Company nor any of its Subsidiaries is a party to any Action by any taxing authority. There are no pending or, to Company’s Knowledge, threatened Actions by any taxing authority.

(j)                                    The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company and each of its Subsidiaries for all Tax periods ending after December 31, 2010.

(k)                                 There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

(l)                                     Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(m)                             No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(n)                                 Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than the Company and its Subsidiaries as their own consolidated Tax group. Neither the Company nor any Subsidiary has any Liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o)                                 Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)                                     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)                                  an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)                               a prepaid amount received on or before the Closing Date other than deposits received from a customer;

(iv)                              any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)                                 any election under Section 108(i) of the Code.

(p)                                 Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)                                 Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)                                    Neither the Company nor any of its Subsidiaries is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(s)                                   Other than pursuant to state, federal (including without limitation, the Code and Treasury Regulations) laws, statues, rules and regulations, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under Sections 269,

382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t)                                    Section 3.22(t) of the Company Disclosure Letter sets forth all foreign jurisdictions in which the Company and any of its Subsidiaries is subject to Tax, is engaged in business or has a permanent establishment. Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Section 3.23                      Books and Records. The minute books and stock record books of the Company and each of its Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices. No meeting, or action taken by written consent, of any such Stockholders, Company Board or committee, the boards of directors of any Subsidiaries of the Company or any committees thereof, has been held for which minutes as to a significant and/or material matter of the Company and/or its Subsidiaries have not been prepared and are not contained in the minute books of the Company or its Subsidiaries (as the case may be). At the Closing, all of those books and records will be in the possession of the Company or its Subsidiaries.

Section 3.24                      Related Party Transactions.   Except as set forth on Section 3.24 of the Company Disclosure Letter, no executive officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.25                      Brokers. Except for FMI Capital Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.26                      Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Letter to this Agreement or any certificate or other document furnished or required to be furnished to Parent or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.27                      Guarantees.  The Company has used reasonable efforts to identify all Guarantees. The Guarantees include, but are not limited to, those identified and set forth on Section 3.27 of the Company Disclosure Letter and have been provided to Parent.

Section 3.28                      Inapplicability of Long-Arm Statute. Neither the Company nor any of its Subsidiaries is subject to the requirements of subdivision (b) of the California Long-Arm Statute.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Except as set forth in the correspondingly numbered Section of the Stockholder Disclosure Letter, each of the Stockholders represent and warrant to Parent that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01                      Ownership of Company Common Stock.  Such Stockholder is the sole record and beneficial owner of the Shares designated as being owned by such Stockholder opposite such Stockholder’s name in Section 3.04(b) of the Company Disclosure Letter.  Other than transfer restrictions under applicable federal and state securities Laws, such Shares are not subject to any transfer restrictions, Encumbrance (other than a spouse’s community property interest in such stock, if applicable) or to any right of first refusal of any kind, and such Stockholder has not granted any right to purchase such Shares to any other person or entity.  Such Stockholder has the sole right to transfer such Shares to Parent.  Such Shares constitute all of the Shares owned, beneficially or of record, by such Stockholder, and such Stockholder has no options, warrants or other rights to acquire Company Common Stock.

Section 4.02                      Intentionally Omitted.

Section 4.03                      Absence of Claims by the Stockholders.  Such Stockholder does not have any claim known against the Company whether present or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at Law.

Section 4.04                      No Conflict.  The execution, delivery and performance by such Stockholder of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the

Merger, do not and will not, conflict with (a) any mortgage, indenture, lease, Contract or other agreement (written or oral) or instrument, Permit, concession, franchise or license to which such Stockholder or any of its properties or assets is subject or (b) to the Stockholder’s Knowledge, any Law applicable to such Stockholder or its properties or assets.

Section 4.05                      Authority.  Each Stockholder  has the capacity to enter into and perform its obligations under this Agreement and any Ancillary Documents delivered pursuant to this Agreement to which such Stockholder is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and any Ancillary Document to which such Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Stockholder and no further action on the part of such Stockholder is necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and each of the Ancillary Documents delivered pursuant to this Agreement to which such Stockholder is or will be a party has been duly executed and delivered by such Stockholder, and (assuming the due authorization, execution and delivery by each other party hereto and thereto), constitute the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder  in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other Laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a legal proceeding in equity or at Law).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01                      Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 5.02                      No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 5.03                      No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.04                      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.05                      Sufficiency of Funds. Subject to the funding of the financing set forth in the Financing Agreement in accordance with the terms thereof, Parent has sufficient cash on hand or other sources of funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06                      Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
COVENANTS

Section 6.01                      Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall and shall cause each of its Subsidiaries to (x) conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Company or any of its Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall and shall cause each of its Subsidiaries to:

(a)                                 preserve and maintain all of their Permits;

(b)                                 pay their debts, Taxes and other obligations when due;

(c)                                  maintain the properties and assets owned, operated or used by them in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)                                 continue in full force and effect without modification all Insurance Policies, except as required by applicable Law or as otherwise provided in this Article VI ;

(e)                                  defend and protect its properties and assets from infringement or usurpation;

(f)                                   perform all of its obligations under all Contracts relating to or affecting their properties, assets or business;

(g)                                  maintain their books and records in accordance with past practice;

(h)                                 comply in all material respects with all applicable Laws;

(i)                                     not amend its certificate of incorporation, bylaws or other organizational documents;

(j)                                    not make any change in their authorized or issued capital stock, repurchase or redeem any capital stock, issue any capital stock or other equity securities or make or declare any dividend, distribution or other payment on or with respect to the foregoing;

(k)                                 not incur any Indebtedness other than drawing on the existing Company line of credit;

(l)                                     not grant any Encumbrance on any of their assets;

(m)                             not hire any Person;

(n)                                 not grant any bonuses to or increase the salaries, benefits or other compensation of any employees of the Company or any of its Subsidiaries, amend or modify any employment agreement or arrangement of any employee of the Company or any of its Subsidiaries or amend or modify any Benefit Plan;

(o)                                 not make any capital expenditure in excess of $25,000;

(p)                                 not write down, write off or write up the value of any material asset;

(q)                                 not waive any material right, release any claim or grant or transfer any rights of value;

(r)                                    not enter into (i) any Contract, commitment or transaction other than in the ordinary course of business consistent with past practice, (ii) any material Contract, commitment or transaction whether or not in the ordinary course of business consistent with past practice or (iii) modify or amend any items required to be disclosed pursuant to Section 3.09;

(s)                                   not acquire or dispose of assets other than (i) pursuant to existing Contracts that are disclosed in the Company Disclosure Letter or (ii) the acquisition or disposition of inventory and capital expenditures in the ordinary course of business consistent with past practice and, in every case, immaterial in amount;

(t)                                    not make any change in its accounting methods, principles, policies, practices or procedures, or in any of the assumptions or underlying methods of calculating any bad debt, warranty, contingency or other reserve;

(u)                                 not initiate or settle any pending or threatened legal proceeding;

(v)                                 not accelerate the collection of any accounts receivable;

(w)                               not take any action or permit to occur any event which, if taken or occurring before the date hereof would require any disclosure in the Company Disclosure Letter;

(x)                                 promptly advise Parent in writing if it becomes aware of the threat or commencement of any material dispute, claim, action, suit, legal proceeding, arbitration or investigation by, against or affecting it or its business;

(y)                                 not take any action that would reasonably be expected to result in a Material Adverse Effect;

(z)                                  not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur; and

(aa)                          not incur any Indebtedness or Transaction Expenses during the period from the open of business on the Closing Date through the Closing that have not otherwise been accounted for in the Closing Transaction Expenses Certificate.

Section 6.02                      Access to Information.

(a)                                 From the date hereof until the Closing, the Company shall and shall cause each of its Subsidiaries to (a) afford Parent and its Representatives reasonable and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and each of its Subsidiaries; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company and each of its Subsidiaries as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company and each of its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Without limiting the foregoing, the Company shall and shall cause each of its Subsidiaries to permit, but only to the extent Company or its Subsidiaries have such rights, Parent and its Representatives to conduct environmental due diligence of the Company, each of its Subsidiaries and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company, each of its Subsidiaries and the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or any of its Subsidiaries. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b)                                 Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations of confidentiality under that certain letter of intent, dated as of  February 3, 2015, between Parent and the Company which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.03                      No Solicitation of Other Bids.

(a)                                 The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any written inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any of its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or any of its Subsidiaries’ properties or assets.

(b)                                 In addition to the other obligations under this Section 6.03, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or any of its Subsidiaries or their Representatives) advise Parent in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                                  The Company agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 6.04                      Notice of Certain Events.

(a)                                 From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i)                                     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company, any Stockholder hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)                               any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)                              any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)                                 Parent’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company, any Stockholder in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Company Disclosure Letter.

Section 6.05                      Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company and its Subsidiaries requested by Parent at least five Business Days prior to the Closing.

Section 6.06                      Governmental Approvals and Consents.

(a)                                 Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)                                 The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents, authorizations, orders and approvals from all third parties and Governmental Authorities that are described in Section 3.03(a) and Section 3.03(b) of the Company Disclosure Letter (the “Required Consents”).

(c)                                  Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)                                     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)                                  avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)                               in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)                                 All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company or any of its Subsidiaries and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)                                  Notwithstanding the foregoing, nothing in this Section 6.06 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.07                      Directors’ and Officers’ Indemnification and Insurance.

(a)                                 Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company or its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or its Subsidiaries (each an “D&O Indemnified Party”) as provided in the Company Charter Documents and the organizational documents of each of its Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.07 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)                                 For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c)                                  Prior to the Closing, the Company and its Subsidiaries shall obtain “tail” insurance policies with a claims period of at least six years from the Effective Time for directors and officers liability, and “tail” insurance of three years for employment practices and fiduciary liability, and two years for professional errors and omissions liability to extend the reporting periods of the Company’s insurance policies maintained prior to the Effective Time, with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (collectively, the “Tail Policies”). The Parent shall bear the cost of the Tail Policies (provided that such cost does not exceed $57,000), and such costs shall be paid at Closing. During the term of the Tail Policies, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the Tail Policies to be cancelled or any provision therein to be amended or waived.

(d)                                 The obligations of Parent and the Surviving Corporation under this Section 6.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.07 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.07 applies shall be third-party beneficiaries of this Section 6.07, each of whom may enforce the provisions of this Section 6.07).

(e)                                  In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.08                      Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.09                      Public Announcements. Except as and to the extent required by Law, the Securities and Exchange Commission, or the rules and regulations of any stock exchange or national market system, without the prior written consent of the other party prior to the Closing, none of Parent, Merger Sub, the Company, any Stockholder or the Stockholder Representative will, and each will direct their respective Representatives and Affiliates not to, directly or indirectly, make any public or private comment, statement, or other communication after the date hereof with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions, or other aspects of, the transactions contemplated hereby.  In the event any party determines that it is required by Law, the rules or regulations of any stock exchange or national market system, or an applicable accounting principle to make any such public comment, statement, or communication, such party shall advise the other parties of that fact in advance of making such public comment, statement, or communication, and allow the other parties a reasonable opportunity to review and comment on such public comment, statement, or communication.  The prohibitions contained in this Section 6.09 shall lapse as to Parent following the Closing.   In addition, the prohibitions contained in this Section 6.09 as to private communications shall not preclude communications (a) necessary to implement the provisions of this Agreement, including to third parties in connection with obtaining any consent, approval, authorization or permit as required hereunder or (b) to a party’s advisors and Affiliates on a need-to-know basis.

Section 6.10                      Wavier of Appraisal and Dissenters’ Rights.  Each Stockholder hereby irrevocably waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have by virtue of ownership of Shares, whether pursuant to Section 262 of the DGCL or otherwise, as well as any rights to notice with respect to same.

Section 6.11                      General Release.  Effective as of the Closing, each Stockholder voluntarily, knowingly and irrevocably releases and forever discharges the Company, its Subsidiaries and Parent and each of their respective officers, directors, managers, employees and Affiliates (including, without limitation, the Surviving Corporation) (collectively, the “Releasees”), in their corporate and individual capacities, from any and all Actions arising or existing prior to the Closing, whether known or unknown.  Each Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any such Action, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee in relation to any such Action.  The foregoing release shall not apply to any Actions of such Stockholder under this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby. Each Stockholder hereby specifically acknowledges that such Stockholder has been informed and is aware of the provisions of Section 1542 of the California Civil Code and that Stockholder expressly WAIVES AND RELINQUISHES all rights and benefits, which Stockholder has or may have under said Section, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Section 6.12                      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company or any of its Subsidiaries acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.13                      Assignment of Life Insurance.  Parent hereby consents to the transfer of the ownership of and assignment to Stephen Guthrie and Janina Guthrie of any and all life insurance policies insuring the lives of Stephen Guthrie and/or Janina

Guthrie, owned by the Company and/or its Subsidiaries and of which Company and/or its Subsidiaries are named beneficiaries.  Notwithstanding anything contained in Section 6.01 to the contrary, on or before the Closing Date, the Company is hereby authorized to execute on behalf of Company and deliver to the insuring company any documents necessary to effectuate the transfer of ownership of such life insurance policies and change of designated beneficiary.

Section 6.14                      Confidentiality.  From and after the Closing, each Stockholder shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the Company or any of its Subsidiaries and shall not disclose, publish or make use of the same, except to the extent that such information shall have become public knowledge (other than by breach of this Agreement) or to the extent such Person needs to reveal such information to his, her or its advisors in connection with the preparation of tax returns, defense of an indemnification claim or other similar matters contemplated herein.  Each Stockholder agrees that the remedy at law for any breach of this Section 6.14 would be inadequate and that Parent and the Company hall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 6.14.

Section 6.15                      Stockholders Consent.  The Company shall use its best efforts to obtain, immediately following the execution and delivery of this Agreement, the unanimous written consent of the Stockholders to the Merger, this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (the “Unanimous Written Consent”).  The materials submitted to the Stockholders in connection with the Unanimous Written Consent shall include the Company Board Recommendation.  Promptly following receipt of the Unanimous Written Consent, the Company shall deliver a copy of the Unanimous Written Consent to Parent.

Section 6.16                      Continuation of Company 401K Retirement Plan.  Until and through December 31, 2015, Parent shall continue the 401k plan of the Company post-Closing with the same elections and obligations that were made by the Company prior to Closing, and maintain it separately and make continued contributions.

Section 6.17                      Domain Names. Each Stockholder that owns, or is the registrant of, a domain name set forth on Section 3.12(b) of the Company Disclosure Letter hereby assigns all of such Stockholder’s right, title and interest in (and all goodwill associated with) each such domain name to the Company and covenants to take such further action and execute such instruments as the Company may reasonably request to effect such assignment after the Effective Time.

ARTICLE VII
TAX MATTERS

Section 7.01                      Tax Covenants.

(a)                                 Without the prior written consent of Parent, prior to the Closing, neither the Company, nor any of its Subsidiaries or any of their respective Representatives or the Stockholders shall make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period. The Company agrees that Parent is to have no liability for any Tax resulting from any action of the Company or any of its Subsidiaries, any of their respective Representatives or the Stockholders. Except as otherwise expressly provided for herein, the Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Parent against any such Tax or reduction of any Tax asset.

(b)                                 All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Stockholders when due. Stockholder Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

Section 7.02                      Termination of Existing Tax Sharing Agreements. Any and all, if any, existing Tax sharing agreements (whether written or not) binding upon the Company or any of its Subsidiaries shall be terminated as of the Closing Date. After such date neither the Company, any of its Subsidiaries nor any of their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03                      Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Tangible Net Worth, the Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Company, its Subsidiaries, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or its Subsidiaries or relating to the business of the Company or its Subsidiaries for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of the Company or any of its Subsidiaries)

is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company or any of its Subsidiaries arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Parent for any Taxes of the Company or any of its Subsidiaries that are the responsibility of the Stockholders pursuant to this Section 7.03 within twenty Business Days after payment of such Taxes by Parent or the Company or any of its Subsidiaries.

Section 7.04                      Tax Returns

(a)                                 The Company and its Subsidiaries shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)                                 Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company or any of its Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Stockholder Representative (together with schedules, statements and, to the extent requested by Stockholder Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten Business Days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Stockholder Representative are unable to reach such agreement within ten Business Days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the

Independent Accountant shall be borne equally by Parent and Stockholder Representative. The preparation and filing of any Tax Return of the Company or any of its Subsidiaries that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Indemnification Escrow Funds (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Tangible Net Worth.

Section 7.05                      Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)                                 in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)                                 in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.06                      Contests. Parent agrees to give written notice to Stockholder Representative of the receipt of any written notice by the Company or any of its Subsidiaries, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholder Representative.

Section 7.07                      Cooperation and Exchange of Information. The Stockholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company or any of its Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any of its Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any of its Subsidiaries for any taxable period beginning before the Closing Date, Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 7.08                      Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.09                      Payments to Parent. Any amounts payable to Parent pursuant to this Article VII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Parent in the Indemnification Escrow Fund, from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares).

Section 7.10                      FIRPTA Statement. On the Closing Date, the Company shall and shall cause each of its Subsidiaries to deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company or any of its Subsidiaries is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIPRTA Statement”).

Section 7.11                      Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 7.12                      Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01                      Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                                 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 8.02                      Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Other than the representations and warranties of the Company contained in Section 3.01, the first two sentences of Section 3.02(a), Section 3.04, Section 3.06 and Section 3.25 and the representations and warranties of the Stockholders contained in Section 4.01, Section 4.02 and Section 4.05, the representations and warranties of each of the Company and the Stockholders contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01, the first two sentences of Section 3.02(a), Section 3.04, Section 3.06 and Section 3.25 and the representations and warranties of the Stockholders contained in Section 4.01, Section 4.02 and Section 4.05 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                                 The Company, and the Stockholders shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by each of them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company, and the Stockholders shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                                  No Action shall have been commenced against Parent, Merger Sub or the Company or any of its Subsidiaries, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)                                 All Required Consents (including, without limitation, the Lease Consents) shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)                                  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)                                   The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(g)                                  The board of directors and stockholders of Parent shall have approved the transactions contemplated in this Agreement and the Ancillary Documents, to the extent required under applicable Law.

(h)                                 Parent shall have received the financing on the terms provided for in the Financing Agreement.

Section 8.03                      Conditions to Obligations of the Company and the Stockholders. The obligations of the Company, the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s or the Stockholders’ waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Other than the representations and warranties of Parent and Merger Sub contained in Section 5.01 and Section 5.04, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 5.01 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)                                 Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                                  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)                                 Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

(e)                                  The Unanimous Written Consent shall have been obtained.

ARTICLE IX
INDEMNIFICATION

Section 9.01                            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, the first two sentences of Section 3.02(a), Section 3.04, Section 3.25, Section 4.01, Section 4.02, Section 4.05, Section 5.01 and Section 5.04 shall survive indefinitely and (b) Section 3.19 and Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02                            Indemnification By Stockholders. Subject to the other terms and conditions of this Article IX, and except as set forth below, the Stockholders who receive Closing Merger Consideration, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Parent and its Affiliates (including the Company and its Subsidiaries) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of each of the Company, the Stockholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, the Stockholders pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company, the Stockholders pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII);

(c)                                  any claim made by any Stockholder relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(d)                                 any claim made by a “Company Indemnitee” (as such term is defined in the O&R Contract) under the O&R Contract relating to the Merger or the transactions contemplated by this Agreement;

(e)                                  any Tax Claim relating to the classification under any applicable Law of any individual characterized (or mischaracterized) or treated by the Company or any of its Subsidiaries as an independent contractor or consultant and any tax and/or other obligations resulting therefrom; or

(f)                                   any post-Closing corrections or adjustments to Net Indebtedness and Transaction Expenses to the extent that such corrections or adjustments would have otherwise decreased the Merger Consideration pursuant to any provision hereof.

Notwithstanding anything contained herein to the contrary, (i) no Stockholder shall be liable for another Stockholder’s breach of Article IV, and (ii) Stockholders with a Pro Rata Share of less than One Percent (1%) shall not have personal liability (beyond their share of the Indemnification Escrow Fund) for claims relating to breaches of the representations and warranties of the Company contained in Article III of this Agreement and their share of such liability shall be allocated to Stephen Guthrie and Janina Guthrie.

Section 9.03                            Indemnification By Parent. Subject to the other terms and conditions of this Article IX, Parent shall indemnify and defend each of, in the case of

Section 9.03(a) and Section 9.03(b), the Stockholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”), and, in the case of Section 9.03(c), Stephen Guthrie, Janina Guthrie, Johnathan Baty and Therese’ D. Kyker, against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII);

(c)                                  any non-performance, after the Effective Time, of any Guaranteed Terms by the Company or its Subsidiaries (as the case may be), other than the Guaranteed Terms of a Undisclosed Guaranteed Material Contract; or

(d)                                 any post-Closing corrections or adjustments to Net Indebtedness and Transaction Expenses to the extent that such corrections or adjustments would have otherwise increased the Merger Consideration pursuant to any provision hereof.

Section 9.04                            Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.02(d) shall be subject to the following limitations:

(a)                                 Stockholders shall not be liable to the Parent Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $175,000 (the “Basket”), in which event Stockholders shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Stockholders shall be liable pursuant to Section 9.02(a) shall not exceed the Purchase Price (the “Cap”).

(b)                                 Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 9.03(a) shall not exceed the Cap.

(c)                                  Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, the first two sentences of Section 3.02(a), Section 3.04, Section 3.19, Section 3.20, Section 3.25, Section 4.01, Section 4.02, Section 4.05, Section 5.01 and Section 5.04.

(d)                                 For purposes of this Article IX and a claim for indemnification relating to a breach or alleged breach of a representation or warranty that may only be considered breached if the defect, inaccuracy, mistake or misrepresentation is material, or has a Material Adverse Effect or similar qualification contained in or otherwise applicable to such representation or warranty, the materiality (or Material Adverse Effect or similar qualification contained in or otherwise applicable to such representation or warranty) of such defect, in accuracy, mistake or misrepresentation will not be considered for purposes of determining whether a breach of such representation or warranty has occurred or for determining the amount of the Losses arising out of such breach.

Section 9.05                            Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. For purposes of this Article IX, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Stockholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Stockholder Representative. Any payment received by Stockholder Representative as the Indemnified Party shall be distributed to the Stockholders in accordance with this Agreement.

(a)                                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 45 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, and/or to the extent that such failure (i) materially increases the dollar amount of any such claim for indemnification or (ii) materially prejudices the ability of the Indemnifying Party to defend such claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the

Indemnified Party within 45 days after the Indemnified Party’s delivery of the notice of the Third Party Claim to the Indemnifying Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (x) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or any of its Subsidiaries, (y) that seeks an injunction or other equitable relief against the Indemnified Parties, (z) if the settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Parent, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of Parent or any of its Affiliates and (aa) unless it provides Parent with evidence reasonably acceptable to Parent that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder.  In addition, the Indemnified Party may not assume the defense unless the Indemnifying Party notifies the Indemnified Party in writing within the time period during which it may assume the defense that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim.   In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. In no event will the Indemnifying Party be permitted to continue to defend the Third Party Claim if it does not conduct such defense actively and diligently. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                                  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 45 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, and/or to the extent that such failure (i) materially increases the dollar amount of any such claim for indemnification or (ii) materially prejudices the ability of the Indemnifying Party to defend such claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 45 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the

Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 45 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)                                 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company or any of its Subsidiaries (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 9.06                            Payments; Indemnification Escrow Fund; Acknowledgment.

(a)                                 Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 60 days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 60 day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the rate of interest from time to time announced publicly by Bank of America as its prime rate, plus 3%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b)                                 Any Losses payable to a Parent Indemnitee pursuant to Article IX shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Indemnification Escrow Fund, from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares).

(c)                                  Upon the termination of the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Indemnification Escrow Fund to the Stockholders as set forth in the Escrow Agreement in accordance with their Pro Rata Shares.

(d)                                 Each party hereto acknowledges such party’s common law obligation to mitigate any Losses that such party may incur, sustain or have imposed upon such party.

Section 9.07                            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08                            Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

Section 9.09                            Exclusive Remedies. Subject to Section 11.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE X
TERMINATION

Section 10.01                     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Company and Parent;

(b)                                 by Parent by written notice to the Company if:

(i)                                     neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company, or the Stockholders pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such material breach, inaccuracy or failure has not been cured by the Company, or the Stockholders within twenty days of the Company’s receipt of written notice of such breach from Parent;

(ii)                                  any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2015, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)                               the Unanimous Written Consent shall have not been obtained within three (3) Business Days after the date hereof.

(c)                                  by the Company, or the Stockholders by written notice to Parent if:

(i)                                     the Company, or the Stockholders are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii)                                  any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2015, unless such failure shall be due to the failure of the Company, or the Stockholders to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)                                 by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02                     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                                 as set forth in this Article X, Section 6.02(b) and Article XI hereof; and

(b)                                 that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI
MISCELLANEOUS

Section 11.01                     Stockholder Representative

(a)                                 By executing this Agreement, each Stockholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s exclusive representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i)                                     give and receive notices and communications;

(ii)                                  authorize delivery to Parent of cash from the Purchase Price Adjustment Escrow Fund (or, if necessary, the Indemnification Escrow Fund) in satisfaction of any amounts owed to Parent pursuant to Section 2.17 or from the Indemnification Escrow Fund in satisfaction of claims for indemnification made by Parent pursuant to Article VII and Article IX;

(iii)                               agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.17;

(iv)                              agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VII and Article IX;

(v)                                 litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VII and Article IX;

(vi)                              execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii)                           make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)                        engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations, and compensate such agents or representative for such service, and compensating the Stockholder Representative in a reasonable amount for services rendered by Stockholder Representative post Closing; and

(ix)                              take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Article IX) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Stockholders, or by operation of Law, whether by death or other event.

(b)                                 The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders according to each Stockholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 11.01(a) above.

(c)                                  The Stockholder Representative shall not be liable to the Stockholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). The Stockholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Stockholder Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Stockholder Representative, Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Expense Fund; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to Stockholder Representative under (i), from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares). As soon as practicable after the date on which the final obligation of Stockholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as Stockholder Representative deems appropriate, the Escrow Agent shall pay any amounts remaining in the Stockholder Representative Fund to the Stockholders in accordance with their Pro Rata Shares, as set forth in the Escrow Agreement.

Section 11.02                     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, the Company shall pay all amounts payable to FMI Capital Advisors.

Section 11.03                     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to the Company:	EnerPath International Holding Company 805 Ville Franche Las Vegas, NV 89145 E-mail: Stephen.guthrie@enerpath.com Attention: Stephen Guthrie

with a copy to:	Jones Bothwell Dion & Thompson LLP 44 Montgomery Street, Suite 610 San Francisco, CA 94104-4608 E-mail: jeshman@jbdt.com Attention: Jill W. Eshman

If to Parent or Merger Sub:	Lime Energy Co. 16810 Kenton Drive, Suite 240 Huntersville, NC 28078 E-mail: aprocell@lime-energy.com

Attention: Adam Procell

with a copy to:	Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103 Facsimile: (215) 988-2757 E-mail: Stephen.Burdumy@dbr.com Attention: Stephen T. Burdumy

If to the Stockholders or the Stockholder Representative:

Janina Guthrie

1431 Lincoln Terrace, Unit 3

Miami Beach, Florida 33139

E-mail: Janina@enerpath.com

Attention: Janina Guthrie

with a copy to:

Jones Bothwell Dion & Thompson LLP

44 Montgomery Street, Suite 610

San Francisco, CA 94104-4608

E-mail: jeshman@jbdt.com

Attention: Jill W. Eshman

Section 11.04                     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Letters and Exhibits mean the Articles and Sections of, and Disclosure Letters and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Letters and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05                     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06                     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07                     Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Letters (other than an exception expressly set forth as such in the Disclosure Letters), the statements in the body of this Agreement will control.

Section 11.08                     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding anything to the contrary contained herein, each of Parent and Merger Sub shall be entitled to assign their rights hereunder as collateral security to any lender providing financing to Parent, Merger Sub or the Surviving Corporation.

Section 11.09                     No Third-party Beneficiaries. Except as provided in Section 6.07, Section 7.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10                     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by

Parent, Merger Sub, the Company, and the Stockholders at any time prior to the Effective Time. Any failure of Parent or Merger Sub, on the one hand, or the Company, or the Stockholders, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company, or the Stockholders (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company, or the Stockholders), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.11                     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 11.12                     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by themselves or their respective officers thereunto duly authorized, as applicable.

COMPANY:

ENERPATH INTERNATIONAL HOLDING COMPANY

By	/s/ Janina Guthrie
Name: Janina Guthrie
Title: Vice President

PARENT:

LIME ENERGY CO.

By	/s/ Adam Procell
Name: Adam Procell
Title: President & CEO

MERGER SUB:

EIHC MERGERSUB, INC.

By	/s/ Adam Procell
Name: Adam Procell
Title: President & CEO

[Signature page to Merger Agreement]

STOCKHOLDERS:

PAUL AND MARY SMITH LIVING TRUST DATED OCTOBER 19TH, 1994

By	/s/ Paul Smith
Name: Paul Smith
Title: Co-Trustee

Spousal Waiver

                       hereby (i) waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, whether secured or unsecured, whether now known or unknown, or whether suspected or unsuspected, which he or she may have with respect to the disposition, voting or control of the Shares, except for rights in respect of the proceeds of any disposition of such Shares as provided herein and (ii) consents and acquiescence to the entry in this Agreement by the above-named stockholder and the performance by such stockholder of such stockholder’s obligations under this Agreement to the extent of any community property or other interest the undersigned may have in the subjects of this Agreement.

                       hereby specifically acknowledges she has been informed and is aware of the provisions of Section 1542 of the California Civil Code and that she expressly WAIVES AND RELINQUISHES all rights and benefits, which she has or may have under said Section, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

[Signature page to Merger Agreement]

STOCKHOLDERS:

STEPHEN T. GUTHRIE TRUST DATED MAY 26, 2006

By	/s/ Stephen Guthrie
Name: Stephen Guthrie
Title: Trustee

Spousal Waiver

                       hereby (i) waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, whether secured or unsecured, whether now known or unknown, or whether suspected or unsuspected, which he or she may have with respect to the disposition, voting or control of the Shares, except for rights in respect of the proceeds of any disposition of such Shares as provided herein and (ii) consents and acquiescence to the entry in this Agreement by the above-named stockholder and the performance by such stockholder of such stockholder’s obligations under this Agreement to the extent of any community property or other interest the undersigned may have in the subjects of this Agreement.

                       hereby specifically acknowledges she has been informed and is aware of the provisions of Section 1542 of the California Civil Code and that she expressly WAIVES AND RELINQUISHES all rights and benefits, which she has or may have under said Section, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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STOCKHOLDERS:

JANINA S. GUTHRIE TRUST DATED APRIL 26, 2006

By	/s/ Janina Guthrie
Name: Janina Guthrie
Title: Trustee

Spousal Waiver

                       hereby (i) waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, whether secured or unsecured, whether now known or unknown, or whether suspected or unsuspected, which he or she may have with respect to the disposition, voting or control of the Shares, except for rights in respect of the proceeds of any disposition of such Shares as provided herein and (ii) consents and acquiescence to the entry in this Agreement by the above-named stockholder and the performance by such stockholder of such stockholder’s obligations under this Agreement to the extent of any community property or other interest the undersigned may have in the subjects of this Agreement.

                       hereby specifically acknowledges she has been informed and is aware of the provisions of Section 1542 of the California Civil Code and that she expressly WAIVES AND RELINQUISHES all rights and benefits, which she has or may have under said Section, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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STOCKHOLDERS:

By	/s/ Jonathan Baty
Name: Jonathan Baty

Spousal Waiver

                       hereby (i) waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, whether secured or unsecured, whether now known or unknown, or whether suspected or unsuspected, which he or she may have with respect to the disposition, voting or control of the Shares, except for rights in respect of the proceeds of any disposition of such Shares as provided herein and (ii) consents and acquiescence to the entry in this Agreement by the above-named stockholder and the performance by such stockholder of such stockholder’s obligations under this Agreement to the extent of any community property or other interest the undersigned may have in the subjects of this Agreement.

                       hereby specifically acknowledges she has been informed and is aware of the provisions of Section 1542 of the California Civil Code and that she expressly WAIVES AND RELINQUISHES all rights and benefits, which she has or may have under said Section, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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STOCKHOLDERS:

ESTATE OF RONALD GREEN

By	/s/ Emily Green
Name: Emily Green
Title: Executor

Spousal Waiver

                       hereby (i) waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, whether secured or unsecured, whether now known or unknown, or whether suspected or unsuspected, which he or she may have with respect to the disposition, voting or control of the Shares, except for rights in respect of the proceeds of any disposition of such Shares as provided herein and (ii) consents and acquiescence to the entry in this Agreement by the above-named stockholder and the performance by such stockholder of such stockholder’s obligations under this Agreement to the extent of any community property or other interest the undersigned may have in the subjects of this Agreement.

                       hereby specifically acknowledges she has been informed and is aware of the provisions of Section 1542 of the California Civil Code and that she expressly WAIVES AND RELINQUISHES all rights and benefits, which she has or may have under said Section, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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STOCKHOLDERS:

By	/s/ Therese’ D. Kyker
Name: Therese’ D. Kyker

Spousal Waiver

                          hereby (i) waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, whether secured or unsecured, whether now known or unknown, or whether suspected or unsuspected, which he or she may have with respect to the disposition, voting or control of the Shares, except for rights in respect of the proceeds of any disposition of such Shares as provided herein and (ii) consents and acquiescence to the entry in this Agreement by the above-named stockholder and the performance by such stockholder of such stockholder’s obligations under this Agreement to the extent of any community property or other interest the undersigned may have in the subjects of this Agreement.

                      hereby specifically acknowledges she has been informed and is aware of the provisions of Section 1542 of the California Civil Code and that she expressly WAIVES AND RELINQUISHES all rights and benefits, which she has or may have under said Section, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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STOCKHOLDERS:

By	/s/ Joseph Y. Hui
Name: Joseph Y. Hui

Spousal Waiver

                          hereby (i) waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, whether secured or unsecured, whether now known or unknown, or whether suspected or unsuspected, which he or she may have with respect to the disposition, voting or control of the Shares, except for rights in respect of the proceeds of any disposition of such Shares as provided herein and (ii) consents and acquiescence to the entry in this Agreement by the above-named stockholder and the performance by such stockholder of such stockholder’s obligations under this Agreement to the extent of any community property or other interest the undersigned may have in the subjects of this Agreement.

                      hereby specifically acknowledges she has been informed and is aware of the provisions of Section 1542 of the California Civil Code and that she expressly WAIVES AND RELINQUISHES all rights and benefits, which she has or may have under said Section, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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STOCKHOLDERS:

By	/s/ Stephani M. Guthrie
Name: Stephani M. Guthrie

Spousal Waiver

                          hereby (i) waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, whether secured or unsecured, whether now known or unknown, or whether suspected or unsuspected, which he or she may have with respect to the disposition, voting or control of the Shares, except for rights in respect of the proceeds of any disposition of such Shares as provided herein and (ii) consents and acquiescence to the entry in this Agreement by the above-named stockholder and the performance by such stockholder of such stockholder’s obligations under this Agreement to the extent of any community property or other interest the undersigned may have in the subjects of this Agreement.

                      hereby specifically acknowledges she has been informed and is aware of the provisions of Section 1542 of the California Civil Code and that she expressly WAIVES AND RELINQUISHES all rights and benefits, which she has or may have under said Section, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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STOCKHOLDERS:

By	/s/ Greg L. Lisk
Name: Greg L. Lisk

Spousal Waiver

                          hereby (i) waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, whether secured or unsecured, whether now known or unknown, or whether suspected or unsuspected, which he or she may have with respect to the disposition, voting or control of the Shares, except for rights in respect of the proceeds of any disposition of such Shares as provided herein and (ii) consents and acquiescence to the entry in this Agreement by the above-named stockholder and the performance by such stockholder of such stockholder’s obligations under this Agreement to the extent of any community property or other interest the undersigned may have in the subjects of this Agreement.

                      hereby specifically acknowledges she has been informed and is aware of the provisions of Section 1542 of the California Civil Code and that she expressly WAIVES AND RELINQUISHES all rights and benefits, which she has or may have under said Section, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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STOCKHOLDERS:

By	/s/ Steven Meyers
Name: Steven Meyers

Spousal Waiver

                          hereby (i) waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, whether secured or unsecured, whether now known or unknown, or whether suspected or unsuspected, which he or she may have with respect to the disposition, voting or control of the Shares, except for rights in respect of the proceeds of any disposition of such Shares as provided herein and (ii) consents and acquiescence to the entry in this Agreement by the above-named stockholder and the performance by such stockholder of such stockholder’s obligations under this Agreement to the extent of any community property or other interest the undersigned may have in the subjects of this Agreement.

                      hereby specifically acknowledges she has been informed and is aware of the provisions of Section 1542 of the California Civil Code and that she expressly WAIVES AND RELINQUISHES all rights and benefits, which she has or may have under said Section, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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[Signature page to Merger Agreement]

STOCKHOLDER
REPRESENTATIVE:

Janina Guthrie,
solely in its capacity as Stockholder
Representative

By	/s/ Janina Guthrie,
Name: Janina Guthrie,
Title: Stockholder Representative

[Signature page to Merger Agreement]

EXHIBIT A

ESCROW AGREEMENT

This Escrow Agreement dated this               day of March 2015 (the “Escrow Agreement”), is entered into by and among  LIME ENERGY CO., a Delaware corporation (“Parent”), Janina Guthrie (“Stockholder Representative,” and together with Parent, the “Parties,” and individually, a “Party”), and WILMINGTON TRUST, N.A., as escrow agent (“Escrow Agent”).  Capitalized terms used herein but not otherwise defined shall have that meaning as set forth in the Merger Agreement, defined below.

RECITALS

WHEREAS, the Parties have entered into a Merger Agreement, dated March 16, 2015 (the “Merger Agreement”), which, among other things, provides for the merger of Company with and into a wholly-owned subsidiary of Parent, with Company as the corporation surviving the merger.

WHEREAS, the Merger Agreement provides that $                      shall be deposited by Parent with the Escrow Agent, to be held in an escrow account and to be distributed therefrom in accordance with, and on the terms and subject to the conditions of, this Escrow Agreement.

WHEREAS, the Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Escrow Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.                                 Receipt of Escrow Property.  Upon execution hereof, Parent shall deliver to the Escrow Agent, via wire transfer, the amount of $                 (the “Escrow Property”) in immediately available funds.  The Escrow Property consists of the Indemnification Escrow Amount in the amount of $            , the Purchase Price Escrow Amount in the amount of $250.000, and the Stockholder Representative Expense Amount in the amount of $75,000 and all such amounts shall be maintained in separate accounts held by the Escrow Agent (respectively, the Indemnification Escrow Fund, the Purchase Price Escrow Fund, and the Stockholder Representative Expense Fund).  The Escrow Property, together with all interest, dividends, income, capital gains and other amounts earned thereon or derived therefrom pursuant to the investments made, will be available to satisfy the indemnification obligations of the Stockholders set forth in the Merger Agreement,

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to satisfy any Post-Closing Adjustment, and to fund any expenses of the Stockholder Representative arising in connection with the administration of Stockholder Representative’s duties in the Merger Agreement.

Section 1.2.                                 Investments.

(a)                                 The Escrow Agent shall invest the Escrow Property, including any and all interest and investment income, in accordance with the written instructions provided to the Escrow Agent and signed by the Parent and the Stockholder Representative.  In the absence of written investment instructions, the Escrow Agent shall deposit and invest the Escrow Property, including any and all interest and investment income, in the M&T Bank Corporate Deposit Account, which is further described herein on Exhibit A.  Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 or Section 1.5 of this Escrow Agreement.

(b)                                 The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3.                                 Disbursements.  For a period of 18 months following the date hereof (the “Obligation Period”), the Escrow Agent shall distribute or release the Escrow Property in accordance with the following express terms and conditions:

(a)                                 The Escrow Agent shall make disbursements from the Indemnification Escrow Fund as follows:

(i)                                     In accordance with, and subject to, the terms of the Merger Agreement, if Parent receives written notice which involves the assertion of any claim or the commencement of any Action in respect of which an indemnity may sought by Parent pursuant to Article VII of the Merger Agreement, Parent shall give written notice (a “Tax Claim Notice”) to the Stockholder Representative and the Escrow Agent specifying in reasonable detail the nature and dollar amount of any taxes due from any Pre-Closing Tax Periods or any Straddle Period (“Tax Claim”), as described in Article VII of the Merger Agreement.  The Stockholder Representative may dispute any Tax Claim, or any portion thereof, by providing written notice (“Tax Contest Notice”) to Parent and the Escrow Agent before 5:00 p.m. Pacific time on the 20th business day following receipt by the Escrow Agent of the Tax Claim Notice (“Tax Objection Period”).  If no Tax Contest Notice is received by the

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Escrow Agent prior to the expiration of the Tax Objection Period, then the dollar amount of the Tax Claim set forth in Parent’s Tax Claim Notice shall be deemed established and, within 5 business days following the Tax Objection Period, the Escrow Agent shall disburse to Parent the dollar amount of the Tax Claim from the Indemnification Escrow Fund as instructed in the Tax Claim Notice.

(ii)                                  In accordance with, and subject to, the terms of the Merger Agreement, if Parent receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to the Merger Agreement or an Affiliate of a party to the Merger Agreement or a Representative of the foregoing (a “Third Party Claim”) against Parent with respect to which the Shareholders are obligated to provide indemnification under the Merger Agreement, or if any Action by the Parent on account of a Loss which does not result in a Third Party Claim (a “Direct Claim”) with respect to which the Shareholders are obligated to provide indemnification under the Merger Agreement,  Parent shall give written notice (an “Indemnification Claim Notice”) to the Stockholder Representative and the Escrow Agent specifying in reasonable detail the nature and dollar amount of any indemnification claim (an “Indemnification Claim”) that Parent has under Article IX of the Merger Agreement.  The Stockholder Representative may dispute any Indemnification Claim, or any portion thereof, by providing written notice (“Indemnification Contest Notice”) to Parent and the Escrow Agent before 5:00 p.m. Pacific time on the 45th day following receipt by the Escrow Agent of the Indemnification Claim Notice (“Indemnification Objection Period”).  If no Indemnification Contest Notice is received by the Escrow Agent prior to the expiration of the Indemnification Objection Period, then the dollar amount of the Indemnification Claim set forth in Parent’s Indemnification Claim Notice shall be deemed established and, within 5 business days following the Indemnification Objection Period, the Escrow Agent shall disburse to Parent the dollar amount of the Indemnification Claim from the Indemnification Escrow Fund as instructed in the Indemnification Claim Notice.

(iii)                               If a Tax Contest Notice or Indemnification Contest Notice (each a “Contest Notice”) is given, the dollar amount of such Tax Claim or Indemnification Claim which is not disputed in the respective Contest Notice (the “Undisputed Damages”) shall be deemed established for purposes of this Escrow Agreement and the Escrow Agent shall disburse the dollar amount of the Undisputed Damages from the Indemnification Escrow Fund within 5 Business Days following receipt of joint written instructions from the Parent and Stockholder Representative.  The Escrow Agent shall make payment with respect to the disputed portion of any Tax Claim or Indemnification Claim only in accordance with (A) joint written instructions of Parent and the Stockholder Representative or (B) an arbitral award or court judgment which is final and non-appealable subject to the limitations sets forth in Section 1.3(e).

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(b)                                 Following the final determination of the Post-Closing Adjustment, as set forth in Section 2.17 of the Merger Agreement, the Escrow Agent shall make disbursements from the Purchase Price Escrow Fund as follows:

(i)                                     If the Post-Closing Adjustment is a negative number, Stockholder Representative and Parent shall, within two business days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse amounts from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (A) to Parent, the Post-Closing Adjustment, and (B) to the Paying Agent (Wilmington National Trust, National Association), for distribution to the Stockholders in accordance with their Pro Rata Shares, such Stockholders’ aggregate Pro Rata Share of any amounts remaining in the Purchase Price Adjustment Escrow Fund. If the Post-Closing Adjustment is greater than the amount held in the Purchase Price Adjustment Escrow Fund, then Stockholder Representative and Parent shall jointly instruct the Escrow Agent to, first, disburse from the Stockholder Representative Expense Fund by wire transfer of immediately available funds to Parent the amount by which the Post-Closing Adjustment exceeds the amount in the Purchase Price Adjustment Escrow Fund (up to the amount in the Stockholder Representative Expense Fund) and, second, disburse from the Indemnification Escrow Fund by wire transfer of immediately available funds to Parent the amount by which the Post-Closing Adjustment exceeds the sum of the amounts in the Purchase Price Adjustment Escrow Fund and the Stockholder Representative Expense Fund (up to the amount in the Indemnification Escrow Fund).

(ii)                                  If the Post-Closing Adjustment is a positive number, Stockholder Representative and Parent shall jointly instruct the Escrow Agent to disburse amounts from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to the Paying Agent, for distribution to the Stockholders in accordance with their Pro Rata Shares, such Stockholders’ aggregate Pro Rata Share of the Purchase Price Adjustment Escrow Fund.

(c)                                  The Stockholder Representative shall instruct the Escrow Agent to disburse to the Stockholder Representative from the Stockholder Representative Expense Fund by wire transfer of immediately available funds (i) any Independent Accountant fees and expenses, as permitted under Section 2.17(c)(iv) of the Merger Agreement, (ii) the amount of any Representative Losses and (iii) any fees and expenses (including without limitation legal, accounting and other professional fees) of Stockholder Representative arising in connection with the administration of the Stockholder Representative’s duties in the Merger Agreement after the Effective Time. Further, at the sole instruction of Stockholder Representative, Escrow Agent shall retain a sub-account as to any amounts that Stockholder Representative designates that would otherwise be distributed to Stephan Guthrie and Janina Guthrie, as shareholders, and Escrow Agent shall retain such funds in the sub-account until such time as Stockholder Representative further instructs Escrow Agent to disburse such funds to the Paying Agent for distribution as directed by Stockholder Representative.

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(d)                                 In the event that Escrow Agent makes any payment to any other party pursuant to this Escrow Agreement and for any reason such payment (or any portion thereof) is required to be returned to the Escrow Account or another party or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a receiver, trustee or other party under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, then the recipient shall repay to the Escrow Agent upon written request the amount so paid to it.

(e)                                  The Escrow Agent shall, in its sole discretion, comply with judgments or orders issued or process entered by any court with respect to the Escrow Property, including without limitation any attachment, levy or garnishment, without any obligation to determine such court’s jurisdiction in the matter and in accordance with its normal business practices.  If the Escrow Agent complies with any such judgment, order or process, then it shall not be liable to any Party or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(f)                                   In the event that a Party gives funds transfer instructions (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the authorized person or persons of all Parties, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated provided no call back is required if the Escrow Agent receives original instructions.  The persons and telephone numbers for callbacks may be changed only in a writing actually received and acknowledged by the Escrow Agent.  The Parties agree that such security procedure is commercially reasonable.

(g)                                  Upon request the Escrow Agent will furnish monthly statements to the Parties setting forth the activity in the Account.

Section 1.4.                                 Income Tax Allocation and Reporting.

(a)                                 The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Stockholders, in accordance with their Pro Rata Shares which are set forth on Exhibit D hereto, whether or not such income was disbursed during such calendar year.

(b)                                 Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request.   The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a

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portion of any interest or other income earned on the investment of the Escrow Property.

(c)                                  To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property.  The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5.                                 Termination.

(a)  If no Tax Claim or Indemnification Claim is outstanding at the expiration of the Obligation Period, the Escrow Agent shall release, within five business days following the expiration of the Obligation Period, the remaining balance of the Escrow Property as set forth in joint written instructions delivered by the Parent and the Stockholder Representative shall be distributed to Paying Agent for distribution to the accounts of the Stockholders as specifically directed by Stockholder Representative.

(b)  If a Tax Claim Notice or an Indemnification Claim Notice has been delivered prior to the expiration of the Obligation Period and is still outstanding at the time of the expiration of the Obligation Period, then, within five days following the expiration of the Obligation Period, the Escrow Agent shall release all of the Escrow Property but the disputed portion of any Tax Claim or Indemnification Claim (as shown in the applicable Contest Notices) (the “Holdback Amount”) to Paying Agent for distribution to the accounts of the Stockholders as specifically directed by Stockholder Representative.

The Obligation Period shall be extended until such time as the earlier of (i) all outstanding Tax Claims and Indemnification Claims are undisputed between the Parent and the Stockholder Representative and they jointly provide written instruction to the Escrow Agent or (ii) a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision regarding any outstanding Tax Claim or Indemnification Claim is entered such that, after giving effect to such order or decision, there are no outstanding Tax Claims or Indemnification Claims.  During the extended Obligation Period, the process and time periods set forth in 1.3(a) for addressing a Tax Claim Notice or an Indemnification Claim Notice that was filed prior to the original Obligation Period, shall continue to apply during the extended Obligation Period. To the extent any portion of the Holdback Amount remains following the resolution of all outstanding Tax Claims and Indemnification Claims  as evidenced by (x) an agreement as to

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such claims between Parent and Stockholder Representative or (y) the final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision regarding any outstanding Tax Claim or Indemnification Claim, the Escrow Agreement shall disburse any remaining Holdback Amount pursuant to the joint written instructions of the Parent and Stockholder Representative for distribution to Paying Agent for distribution to the accounts of the Stockholders as specifically directed by Stockholder Representative.

(b)  This Escrow Agreement shall be of no further force and effect upon the later to occur of (i) the end of the Obligation Period and (ii) the disbursement of the Holdback Amount, except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.                                 Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.                                 Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.                                 Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent,

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direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.

Section 2.4.                                 Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.                                 Indemnification.  The Parties hereby agree, jointly and severally, to indemnify Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including, without limitation, attorney’s fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of Escrow Agent under this Agreement or arising out of the existence of the Escrow Account, except to the extent the same shall be caused by Escrow Agent’s gross negligence or willful misconduct.  Escrow Agent shall have a first lien against the Escrow Account to secure the obligations of the parties hereunder.  The terms of this paragraph shall survive termination of this Agreement.

Section 3.2.                                 Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.                                 Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Parties have failed to

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appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.                                 Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be a Transaction Expense and shall be paid by Parent at Closing. The fee agreed upon for the services rendered hereunder is intended as compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.  If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.  The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property. The terms of this paragraph shall survive termination of this Agreement.

Section 3.5.                                 Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

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Section 3.6.                                 Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.                                 Attachment of Escrow Property; Compliance with Legal Orders.  In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8                                    Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9                                    Compliance with Legal Orders.  Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

Section 3.10                             Disagreements.  In the event Escrow Agent receives conflicting instructions hereunder, Escrow Agent shall be fully protected in refraining from acting until such conflict is resolved to the satisfaction of Escrow Agent.

Section 3.11                             No Financial Obligation.  Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties or the exercise of

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any of its rights or powers, and shall not be required to take any action which, in Escrow Agent’s sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

ARTICLE 4
MISCELLANEOUS

Section 4.1.                                 Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Parties and the Escrow Agent and shall require the prior written consent of the other Parties and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.                                 Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3.                                 Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile or email transmission with written confirmation of receipt (provided however, if sent via email the subject line shall read in all caps “NOTICE RE EIHC/LIME ESCROW ACCOUNT” and provided further that an email auto reply (for out of office, vacation or the like) shall not constitute written confirmation of receipt), (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid.  If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail.  If notice is given to a party, it shall be given at the address for such party set forth below.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Parent:

Lime Energy Co.

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Attention: Adam Procell

Telephone:

Facsimile:

with a copy to:

Stephen Burdumy, Esq.

Drinker Biddle & Reath

One Logan Square

Suite 2000

Philadelphia, PA 19103

Telephone: (215) 988-2880

Facsimile: (215) 988-2757

If to Stockholder Representative:

Janina Guthrie

1431 Lincoln Terrace, Unit 3

Miami Beach, Florida 33139

Telephone: (909) 855-9101

Email:  Janina@enerpath.com

with copies to:

Stephen Guthrie

805 Ville Franche

Las Vegas, NV 89145

Telephone: (909) 838-5500

E-mail: Stephen.guthrie@enerpath.com

Jill W. Eshman, Esq.

Jones Bothwell Dion & Thompson LLP

44 Montgomery Street, Suite 610

San Francisco, CA 94104-4608

E-mail: jeshman@jbdt.com

Telephone: (415) 805-8119

Facsimile: (415) 951-8901

If to the Escrow Agent:

Wilmington Trust, N.A.

Corporate Client Services

50 South Sixth Street, Ste. 1290

Minneapolis, MN 55402

Attn: Andrew Wassing

Facsimile: (612) 217-5651

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Section 4.4.                                 Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5.                                 Entire Agreement.  This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6.                                 Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.                                 Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.                                 Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.                                 Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.10.                          Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

Section 4.11                             Merger Agreement to Control. With respect to the rights and obligations of the Parent and the Stockholder Representative, in the event of any conflict between the provisions of the Escrow Agreement and the Merger Agreement, such provisions of the Merger Agreement shall control.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

LIME ENERGY CO, as Parent,

By:

Name:

Title:

Janina Guthrie as Stockholder Representative

By:

Name:

Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By:

Name:

Title:

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Manufacturers & Traders Trust Company Deposit Accounts

Direction to use the following Manufacturers & Traders Trust Company (also known as M&T Bank) Deposit Account for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I(we) shall direct further in writing from time to time, all cash in the Account in the following deposit account of M&T Bank:

M&T Corporate Deposit Account

I(We) acknowledge that amounts on deposit in the M&T Bank Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per issued bank. This includes principal and accrued interest up to a total of $250,000.

I(We) acknowledge that I(we) have full power to direct investments of the Account(s).

I(We) understand that I(we) may change this direction at any time and that it shall continue in effect until revoked or modified by me(us) by written notice to you.

EXHIBIT B

NON-COMPETITION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into on [•], 2015 between [                ] (“Seller”) and Lime Energy Co., a Delaware corporation (“Lime”), and relates to the transactions provided in that certain Agreement and Plan of Merger, [dated as of the date hereof], by and among Lime, EIHC MergerSub, Inc., a wholly-owned subsidiary of Lime (“Merger Sub”), EnerPath International Holding Company (“EnerPath”), Seller and the other signatories thereto pursuant to which Merger Sub, subject to certain conditions, has agreed to merge with and into EnerPath such that, as of the Effective Time, EnerPath shall be a wholly-owned subsidiary of Lime.  Any capitalized terms used herein and not otherwise defined herein shall have the same meanings given to such terms in such agreement (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Purchase Agreement”).

BACKGROUND

WHEREAS, EnerPath is engaged in the business of marketing to and providing utilities or government agencies and authorities with Demand Side Management Services for small- and medium-sized businesses (“DSM Services”) involving one or more of the following: energy audits, energy system retrofits and installations, host customer outreach and marketing, data-mining and analytics, software development and deployment, and program management (such business, as conducted as of the date hereof, and including proposed products and products in development, is defined herein as the “Business”);

WHEREAS, (i) Seller is a beneficial and record owner of certain shares of Common Stock of EnerPath, (ii) Seller is an employee of EnerPath (or a wholly-owned subsidiary thereof) and (iii) pursuant to Seller’s ownership interest in, and employment with, Enerpath, Seller had, and will continue to have, access to trade secrets and other confidential or sensitive information relating to the Company, its customers and the Business;

WHEREAS, Seller is selling all of his ownership interests in EnerPath pursuant to the Purchase Agreement and it is integral to the Merger, Lime’s acquisition of ownership of EnerPath and the transactions contemplated by the Purchase Agreement and a condition precedent to the execution of the Purchase Agreement by Lime and Merger Sub that Seller enter into this Agreement with Lime to provide for the protection of the customer relationships, trade secrets and other confidential and sensitive information of the Business; and

WHEREAS, the parties hereto intend that the restrictions of this Agreement shall become effective, automatically and without the necessity of any further action on the part of any party hereto or any other Person, commencing on and as of the Effective Time.

NOW THEREFORE, for value received, and in consideration of benefits and payments extended by Lime to Seller pursuant to the Purchase Agreement, the parties, intending to be legally bound, agree as follows:

SECTION 1. Definitions.  The following terms have the meanings specified or referred to in this Section 1:

(a)                                 “Restricted Area” means California and other states in which the Business has occurred as of the Effective Time.

(b)                                 “Restricted Period” means the period beginning on the date hereof and ending on the [fifth (5th) / second (2nd)] anniversary of the date hereof.

SECTION 2. Non-Competition and Non-Solicitation.

(A)                               Seller agrees that during the Restricted Period he shall not, directly or indirectly, through any Affiliate or otherwise, anywhere in the Restricted Area:

(i)                                     own, manage, market, operate, control, consult with, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which (a) engages, directly or indirectly, in any business that is the same or substantially similar to the Business or (b) sells any product that is the same or substantially similar to any product sold by the Business, except in, each case, his capacity as an employee of EnerPath, Lime or any of its Subsidiaries;

(ii)                                  be or become a shareholder, partner, manager, member, owner, agent of, or a consultant to or give financial or other assistance to, any Person (a) considering engaging in or who is engaged in any business that is the same or substantially similar to the Business, or (b) considering selling or who sells any product that is the same or substantially similar to any product sold by the Business, except in, in each case, his capacity as an employee of Lime or any of its Subsidiaries; or

(iii)                               seek in competition with the Company or its Subsidiaries to do business with any customer of the Company or its Subsidiaries as of the Effective Time for which the Company or the Subsidiary has sold products or provided services at any time as part of its Business;

provided, however, that nothing in this Agreement shall prohibit Seller solely from owning, as a passive investor, not more than two percent (2%) in the aggregate of the outstanding publicly traded securities of any Person so engaged, further that nothing in this Agreement shall prohibit Seller from engaging in energy sector activities that do not compete with the Business, for example, the Seller may work as an employee of a utility, of a government agency, of a government authority, of an engineering firm, consultancy, project developer or energy services company that is advising clients on energy or developing projects and seeking incentives for specific project(s), but not offering DSM Services to an agency, authority or utility in the Restricted Area, of an independent power producer, of an equipment supplier or software developer that is not offering DSM Services to an agency, authority or utility in the Restricted Area, of a Public Utility Commission or like entity, of a State Energy Office or like entity, of a Department of Environmental Protection or like entity, of a Regional Transmission Organization, of an Independent System Operator, of an independent market monitor, and of a non-profit advocacy organization.

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(B)                               During the Restricted Period, the Seller shall not ,directly or indirectly on behalf of himself or itself or others, through any Affiliate or otherwise, anywhere in the Restricted Area, hire, solicit, or contact with a view to the engagement or employment of, any Person who is an employee of the Company or any of its Subsidiaries as of the Effective Time; or engage in or participate in any effort or act to induce any of the customers, suppliers, consultants, or employees of the Company or any of its Subsidiaries as of the Effective Time to take any action to discontinue or reduce the business done with the Company or any of its Subsidiaries as of the Effective Time.

(C)                               The duration of the covenants set forth in Section 2(A) and Section 2(B) above shall be extended by a period of time equal to the number of calendar days, if any, during which Seller is in violation of any of the provisions contained in such Sections, only if Lime has provided to Seller written notice of the alleged violations.

SECTION 3.  Specific Performance. In the event of a breach of Section 2, the damage or imminent damage to Lime will be inestimable and therefore any remedy at law or in monetary damages shall be inadequate.  Accordingly, Lime shall, in addition to monetary damages incurred by reason of any such breach, without the necessity of posting any bond or security, be entitled to injunctive relief against Seller for breach of such section.

SECTION 4.   Notice.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail followed by a copy via registered or certified mail or overnight mail, (c) when sent, if sent by facsimile and followed by a copy via registered or certified or overnight mail, (d) three (3) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (e) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the following address:

If to Seller:

[Steven Meyers

4305 Palladio Dr.

Austin, TX 78731]

[Stephen Guthrie]

If to Lime:

Lime Energy Co.

16810 Kenton Drive, Suite 240

Huntersville, NC 28078

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With a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

Attention: Stephen T. Burdumy & Christopher Berendt

Fax: (215) 988-2757

SECTION 5.   Construction.  It is the intention of the parties to this Agreement that the non-competition covenants contained herein shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the Law of that jurisdiction whose Law is applicable to any acts allegedly in breach of such covenants.  To this end, the parties to this Agreement agree that the covenants contained in Section 2 shall be construed to extend in time and territory and with respect to degree of participation only so far as they may be enforced in such jurisdiction, and that the covenants contained in Section 2 are to that end hereby declared divisible and severable.  It being the purpose of Section 2 to govern competition by Seller the non-competition covenants contained in Section 2 shall be governed by and construed according to the Law of all the jurisdictions in which competition in breach of this Agreement is alleged to have occurred or to be threatened that best gives them effect.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as having been drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 6.   Amendment and Waiver.  This Agreement may be amended (and any right hereunder extended or waived) by the parties hereto at any time by execution of an instrument in writing signed on behalf of Seller and Lime.  No failure or delay by any party in the exercise of any right under this Agreement shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any covenant, or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 7.   Successors and Assigns Bound.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 8.   Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 9.   Governing Law and Jurisdiction.  Subject to Section 5, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law (except

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that federal Law shall apply to the extent applicable).  Except as otherwise expressly provided in this Agreement, each of the parties to this Agreement, by acceptance of consideration specified herein, hereby irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the exclusive jurisdiction of the federal courts of the District of Delaware or of the state courts of New Castle County, State of Delaware, and agrees that any action involving any equitable or other claim shall be brought in the federal courts of the District of Delaware or in the state courts of New Castle County, State of Delaware.

SECTION 10.   Payment of Fees and Costs of Enforcement.  If any action at Law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

SECTION 11.   Severability.  Subject to Section 5, the invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

SECTION 12.   Arbitration.  All disputes arising hereunder between Seller and Lime that cannot be resolved without litigation shall be submitted to final and binding arbitration before the Judicial Arbitration and Mediation Service (“JAMS”) in Los Angeles or Santa Monica, California in accordance with the then applicable JAMS rules, to the extent permitted by law.  A single arbitrator shall apply applicable California and/or federal substantive law to decide the case and shall in writing state the essential findings of fact and conclusions of law supporting any award.  The parties incorporate by this reference California Code of Civil Procedure Section 1283.05, which gives the parties certain discovery rights.  The California Evidence Code shall be applied to and enforced by the Arbitrator with regard to all evidentiary matters.  Lime shall pay the arbitrator’s fees and JAMS charges in connection with any such arbitration if required by California law.  The prevailing party shall be awarded other costs and their reasonable attorneys. Fees.  A judgment of any court having jurisdiction may be entered on the arbitration award. Any party may go to court to seek temporary and preliminary injunctive relief, in accordance with applicable law, necessary to prevent or stop irreparable harm pending the outcome and in aid of arbitration of their dispute.  Seller and Lime each understand that, in agreeing to binding arbitration, they are voluntarily giving up any right to trial by jury.

SECTION 13.  Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile and pdf signatures), and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument.  The parties hereto may deliver this Agreement by telecopier machine/facsimile/pdf, and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

 [signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

SELLER:

[•]

LIME ENERGY CO.

By:
Name:
Title:

EXHIBIT B-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Parent and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of Parent.

Name / Title / Phone Number	Specimen Signature

Adam Procell
Name	Signature

CEO and President
Title

Phone Number

Colleen Brennan
Name	Signature

CFO and Secretary
Title

Phone Number

EXHIBIT B-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of shareholders of  Company and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of shareholders of  Company.

Name / Title / Phone Number	Specimen Signature

Janina Guthrie
Name	Signature

Stockholder Representative
Title

(909) 855-9101
Phone Number

Name	Signature

Title

Phone Number

Exhibit C

Fees of Escrow Agent

Acceptance Fee:	$TBD

Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent — includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s). Acceptance Fee payable at time of Escrow Agreement execution

Escrow Agent Administration Fee:	$TBD

For ordinary administrative services by Escrow Agent — includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.

Wilmington Trust’s bid is based on the following assumptions:

•                  Number of Escrow Accounts to be established: Three (3)

•                  Est. Term: eighteen months

•                  Investment in M&T Deposit Products

Out-of-Pocket Expenses:	Billed At Cost

Exhibit D

Pro Rata Shares

Stephen T. Guthrie Trust dated May 26, 2006	109,967	40.14%
Janina S. Guthrie Trust dated April 26, 2006	109,967	40.14%
Jonathan Baty	22,568	8.24%
Ronald Green (deceased)	12,497	4.56%
Therese’ Kyker	249	0.09%
Joseph Hui	268	0.10%
Stephani Guthrie	217	0.08%
Paul Smith, as Co —Trustee under the Paul and Mary Smith Living Trust dated Oct. 19, 1994	7,500	2.74%
Greg Lisk	252	0.09%
Steven Meyers	10,500	3.83%

	273,985	100.00%

EXHIBIT C

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of March       , 2015, by and among Lime Energy Co., a Delaware corporation (the “Parent”), Stephen Guthrie and Janina Guthrie (each, a “Seller” and, together, the “Sellers”). Each capitalized term used herein and not otherwise defined shall have the meaning given to it in the Agreement and Plan of Merger, dated as of the date hereof, by and among the Parent, the Sellers and the other signatories thereto (the “Merger Agreement”).

R E C I T A L S:

WHEREAS, the Sellers have agreed to effect a merger of the Company with and into Merger Sub, with the Company surviving the merger, on the terms and subject the conditions of the Merger Agreement; and

WHEREAS, Parent, as a condition precedent to the consummation of the transactions contemplated by the Merger Agreement, has required that the parties hereto enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Voting of Shares.  From the date hereof until termination of this Agreement pursuant to Section 7 hereof (the “Term”), in any action by consent of the stockholders of the Company or at a meeting of the Company’s stockholders (the “Stockholders Meeting”) and at any adjournment or postponement thereof, each of the Sellers shall (A) appear at such meeting, in person or by proxy, or otherwise cause the number of votes represented by all equity interests in the Company having voting rights now beneficially owned (or over which it exercises control) or hereafter acquired by such Seller (the “Interests”), to be counted as present thereat for purposes of establishing a quorum and (B) vote (or cause to be voted) the Interests in favor of the Merger and the transactions contemplated by the Merger Agreement and any other such other matters as may be necessary or advisable in connection therewith (the “Stockholder Approval”).

2.                                      No Disposition of Shares.  Each of the Sellers further agrees not to reduce such Seller’s beneficial ownership prior to the Company obtaining the Stockholder Approval such that the combined voting power of the Sellers would represent 50% or less of the outstanding shares entitled to vote with respect to the Stockholder Approval.

3.                                      No Inconsistent Arrangements.  The Sellers shall not during the Term (i) grant any proxy, power-of-attorney or other authorization in or with respect to the Interests which is inconsistent with this Agreement, (ii) deposit their respective Interests into a voting trust or enter into a voting agreement or arrangement with respect thereto if such deposit or voting agreement or arrangement would prevent compliance with this Agreement, or (iii) take any other action that would in any way prevent the performance of his obligations hereunder.

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4.                                      Proxy; Reliance.  Each of the Sellers hereby revokes any and all prior proxies or powers of attorney granting voting power in respect of any of the Interests and constitutes and appoints the Parent or the Parent’s nominee, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (“Proxy”), for and in his or her name, place and stead, to vote each of their respective Interests as its Proxy in favor of the matters set forth in Section 1 at the Stockholders Meeting, including any adjournment or postponement thereof, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the Delaware General Corporation Law may permit or require as provided in Section 1 and which is necessary or appropriate in connection with the Merger or Merger Agreement.

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

5.                                      Disclosure.  Each Seller hereby authorizes the Parent to publish and disclose in an information statement or the proxy statement of the Parent relating to the Merger (including all documents and schedules filed with the SEC), its identity and ownership of the Interests and the nature of its commitments, arrangements and understandings under this Agreement.

6.                                      Representations and Warranties of the Sellers.  Each of the Sellers hereby represents and warrants to the Parent as follows:

6.1                               Due Authorization, etc.  Such Seller has the legal capacity to execute, deliver and perform this Agreement, to appoint the Proxy and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, the appointment of the Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller.  This Agreement has been duly executed and delivered by or on behalf of the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

6.2                               Ownership of Interests.  Such Seller will, at the Closing, be the beneficial owner of the Interests set forth opposite its name on Schedule I hereto, and at the Closing, such Interests will constitute all of the Interests owned of record or beneficially by such Seller.

7.                                      Term.  This Agreement shall continue from the date hereof until the first to occur of the following (the “Term”): (i) termination by the written mutual consent of all of the parties hereto, (ii) upon effectiveness of Stockholder Approval, or (iii) automatically and without any required action of the parties hereto upon termination of the Merger Agreement in accordance with its terms or the Closing.  No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

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8.                                      Amendment and Waiver.

(a)                                 No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)                                 Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties hereto, and (ii) only in the specific instance and for the specific purpose for which it is made or given.  No amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.

9.                                      Signatures; Counterparts.  Facsimile (and electronic) transmissions of any executed original document and/or retransmission of any executed facsimile (or electronic) transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.                               Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.                               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAW OR CHOICE OF LAW PRINCIPLES.

12.                               Jurisdiction.  Any governmental, judicial or adversarial proceeding (public or private), litigation, suits, arbitration, disputes, demands, claims, actions, causes of action or investigations (collectively, “Proceedings”) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the U.S. District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, in the state courts of the State of Delaware), and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.  Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to on the signature pages hereto together with written notice of such service to such party, shall be deemed effective service of process upon such party.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

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13.                               Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

14.                               Enforcement of Agreement.  The parties hereto acknowledge and agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms by a party hereto, the aggrieved party or parties would be irreparably damaged and such breach could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which an aggrieved party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by seeking a decree of specific performance and seeking temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

15.                               Entire Agreement.  This Agreement is intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement supersede all prior agreements and understandings between the parties hereto with respect to such subject matter.

16.                               Further Assurances.  Each party hereto shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

17.                               Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

18.                               Entire Agreement; Waiver.  This Agreement contains the sole and entire understanding of the parties with respect to its subject matter, and all prior negotiations, discussions, commitments and understandings heretofore had between them with respect thereto are merged herein.  Except as otherwise set forth herein, this Agreement cannot be changed or terminated or any performance or condition waived in whole or in part except by a writing signed by the parties hereto. A waiver on one occasion shall not constitute a waiver on any future occasion.

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19.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original by the party executing the same, but all of which together shall constitute one and the same instrument.

20.                               Successors and Assigns.  Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns and legal representatives of the parties hereto.

(Signatures appear on following pages)

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

LIME ENERGY CO.

By:
Name:
Title:

Stephen Guthrie

Janina Guthrie

[Signature Page to Voting Agreement]

Schedule I

Interests of the Sellers

Stephen Guthrie	109,967 shares of Common Stock of the Company

Janina Guthrie	109,967 shares of Common Stock of the Company